Exhibit 10.1

[EXECUTION]

LOAN AND SECURITY AGREEMENT

by and among

LATROBE STEEL COMPANY

OH&R SPECIAL STEELS COMPANY

as Borrowers

and

TOOLROCK HOLDING, INC.

as Guarantor

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION

as Administrative Agent

WELLS FARGO FOOTHILL, LLC

as Syndication Agent

PNC BANK, NATIONAL ASSOCIATION

LASALLE BUSINESS CREDIT, LLC

RZB FINANCE LLC

as Co-Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC

as Sole Lead Arranger, Manager and Bookrunner

Dated: March 6, 2008

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

SECTION 2. CREDIT FACILITIES	38

2.1 Loans	38
2.2 Letters of Credit	40
2.3 Increase in Maximum Credit	43
2.4 Prepayments	45
2.5 Joint and Several Liability of Borrowers	46
2.6 Commitments	49

SECTION 3. INTEREST AND FEES	49

3.1 Interest	49
3.2 Fees	50
3.3 Changes in Laws and Increased Costs of Loans	52

SECTION 4. CONDITIONS PRECEDENT	54

4.1 Conditions Precedent to Initial Loans and Letters of Credit	54
4.2 Conditions Precedent to All Loans and Letters of Credit	57

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST	57

5.1 Grant of Security Interest	57
5.2 Perfection of Security Interests	59
5.3 Exclusions from Collateral	62

SECTION 6. COLLECTION AND ADMINISTRATION	63

6.1 Borrowers’ Loan Accounts	63
6.2 Statements	63
6.3 Collection of Accounts	63
6.4 Payments	64
6.5 Taxes	66
6.6 Authorization to Make Loans	69
6.7 Use of Proceeds	69
6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements	70
6.9 Pro Rata Treatment	70
6.10 Sharing of Payments Etc.	70
6.11 Settlement Procedures	71
6.12 Obligations Several; Independent Nature of Lenders’ Rights	74
6.13 Bank Products	74
6.14 Promissory Notes	74

(i)

SECTION 7. COLLATERAL REPORTING AND COVENANTS	75

7.1 Collateral Reporting	75
7.2 Accounts Covenants	76
7.3 Inventory Covenants	77
7.4 Equipment and Real Property Covenants	78
7.5 Power of Attorney	79
7.6 Right to Cure	80
7.7 Access to Premises	80

SECTION 8. REPRESENTATIONS AND WARRANTIES	81

8.1 Corporate Existence, Power and Authority	81
8.2 Name; State of Organization; Chief Executive Office; Collateral Locations	81
8.3 Financial Statements; No Material Adverse Change	82
8.4 Priority of Liens; Title to Properties	82
8.5 Tax Returns	82
8.6 Litigation	83
8.7 Compliance with Other Agreements and Applicable Laws	83
8.8 Environmental Compliance	83
8.9 Employee Benefits	84
8.10 Bank Accounts	85
8.11 Intellectual Property	85
8.12 Subsidiaries; Affiliates; Capitalization; Solvency	86
8.13 Labor Disputes	86
8.14 Restrictions on Subsidiaries	87
8.15 Material Contracts	87
8.16 Payable Practices	87
8.17 No Material Adverse Change	87
8.18 Interrelated Business	87
8.19 Accuracy and Completeness of Information	87
8.20 Survival of Warranties; Cumulative	88

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS	88

9.1 Maintenance of Existence	88
9.2 New Collateral Locations	89
9.3 Compliance with Laws, Regulations, Etc.	89
9.4 Payment of Taxes and Claims	90
9.5 Insurance	90
9.6 Financial Statements and Other Information	91
9.7 Sale of Assets Consolidation, Merger, Dissolution, Etc.	93
9.8 Encumbrances	96
9.9 Indebtedness	98
9.10 Loans, Investments, Etc.	105
9.11 Dividends and Redemptions	107
9.12 Transactions with Affiliates	108
9.13 Compliance with ERISA	109

(ii)

9.14 End of Fiscal Years; Fiscal Quarters	110
9.15 Change in Business	110
9.16 Limitation of Restrictions Affecting Subsidiaries	110
9.17 Fixed Charge Coverage Ratio	110
9.18 Capital Expenditures	111
9.19 Minimum Excess Availability	112
9.20 Intentionally deleted	112
9.21 Designation of Designated Senior Debt	112
9.22 Foreign Assets Control Regulations, Etc.	112
9.23 After Acquired Real Property	112
9.24 Costs and Expenses	113
9.25 Further Assurances	113

SECTION 10. EVENTS OF DEFAULT AND REMEDIES	114

10.1 Events of Default	114
10.2 Remedies	115

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	119

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	119
11.2 Waiver of Notices	120
11.3 Amendments and Waivers	120
11.4 Waiver of Counterclaims	123
11.5 Indemnification	123
11.6 Currency Indemnity	124

SECTION 12. THE AGENT	124

12.1 Appointment, Powers and Immunities	124
12.2 Reliance by Agent	125
12.3 Events of Default	125
12.4 Wachovia in its Individual Capacity	126
12.5 Indemnification	126
12.6 Non-Reliance on Agent and Other Lenders	126
12.7 Failure to Act	127
12.8 Additional Loans	127
12.9 Concerning the Collateral and the Related Financing Agreements	127
12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders	128
12.11 Collateral Matters	128
12.12 Agency for Perfection	130
12.13 Successor Agent	130
12.14 Legal Representation of Agent	131
12.15 Other Agent Designations	131

(iii)

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS	132

13.1 Term	132
13.2 Interpretative Provisions	133
13.3 Notices	135
13.4 Partial Invalidity	136
13.5 Confidentiality	136
13.6 Successors	137
13.7 Assignments; Participations	138
13.8 Entire Agreement	140
13.9 USA Patriot Act	140
13.10 Counterparts, Etc.	140

(iv)

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Information Certificate

Exhibit D	Form of Compliance Certificate

Exhibit E	Commitments

Exhibit F	Form of Revolving Note

Schedule 1.42	Equity Investors

Schedule 1.51	Existing Lenders

Schedule 1.52	Existing Letters of Credit

Schedule 1.59	Freight Forwarders

Schedule 1.106	Permitted Holders

Schedule 9.7	Assets Permitted to be Sold

Schedule 9.8(k)	Certain Equipment Subject to Liens

(v)

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated March 6, 2008 is entered into by and among Latrobe Steel Company, a Pennsylvania corporation (“Latrobe”), and OH&R Special Steels Company, a Delaware corporation (“OH&R”, and together with Latrobe, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), Toolrock Holding, Inc., a Delaware corporation (“Parent”, sometimes individually referred to herein as a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Wachovia Bank, National Association, a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined), Wells Fargo Foothill, LLC, as Syndication Agent, and LaSalle Business Credit, LLC , PNC Bank, National Association, and RZB Finance LLC, each as a Co-Documentation Agent.

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve

Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.3 “Administrative Borrower” shall mean Latrobe, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and it successors and assigns in such capacity.

1.4 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5 “Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.6 “Agent Payment Account” shall mean account no. 01459670001944 of Agent at Wachovia, ABA Number: 053 000 219, Account Name: Agency Svcs Synd Clearing, Payment Details: Latrobe Steel or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.7 “Applicable Margin” shall mean with respect to Base Rate Loans (other than Tranche B Loans) and Eurodollar Rate Loans (other than Tranche B Loans), the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter:

Tier	Quarterly Average Excess Availability	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
1	Greater than $100,000,000	1.50%	.25%
2	Less than or equal to $100,000,000 and greater than $60,000,000	1.75%	.50%
3	Less than or equal to $60,000,000 and greater than $20,000,000	2.00%	.75%
4	Less than or equal to $20,000,000	2.25%	1.00%

provided, that, (i) the Applicable Margin for Revolving Loans other than the Tranche B Loans shall be calculated and established once each calendar quarter and shall remain in effect until adjusted for the next calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (iii) the Applicable Margin for Revolving Loans other than Tranche B Loans through August 31, 2008 shall be the amount for Tier 3 set forth above; provided, that, in the event that a Qualified Public Offering shall be completed on or prior to May 15, 2008, the applicable percentage shall be adjusted, on June 1, 2008 as provided in clause (ii) above. The Applicable Margin for Tranche B Loans that are Eurodollar Rate Loans shall be two and three-quarters (2.75%) percent and the Applicable Margin for Tranche B Loans that are Base Rate Loans shall be one and one-quarter (1.25%) percent. In the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Excess Availability for such calendar quarter as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after an Event of Default whether based on such recalculated percentage or otherwise.

1.8 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.9 “Bank Product Provider” shall mean (a) Agent, any Lender (other than a Sponsor Affiliated Lender) or Affiliate of Agent or Lender that provides any Bank Product to Borrowers or Guarantors; provided, that, an Affiliate of any Lender or Agent shall only be deemed a Bank Product Provider if such Person was an Affiliate of a Lender or Agent at the time the Bank Product was provided and with respect to such Bank Product, and (b) any other financial institution designated by Administrative Borrower and approved by Agent.

1.10 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower or Guarantor by Agent or a Bank Product Provider: (a) credit cards or stored value cards or the processing of payments and other administrative services with respect to credit cards or stored value cards, or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services, and (iii) Hedge Agreements that are in effect as of the date hereof between any Borrower or Guarantor and a Bank Product Provider, or are entered into by any Borrower or Guarantor on or after the date hereof with a counterparty that is a Bank Product Provider, in each case subject to the satisfaction of the conditions set forth in Section 1.97(b)(i) hereof.

1.11 “Base Rate” shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.

1.12 “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof. All Swing Line Loans shall be Base Rate Loans.

1.13 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.14 “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Latrobe Steel Company, a Pennsylvania corporation; (b) OH&R Special Steels Company, a Delaware corporation; and (c) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

1.15 “Borrowing Base” shall mean, collectively, the Tranche A Borrowing Base and the Tranche B Borrowing Base.

1.16 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such format, subject to the terms hereof, may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer or other appropriate financial officer of Administrative Borrower reasonably acceptable to Agent.

1.17 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina or the Commonwealth of Pennsylvania, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.18 “Capital Expenditures” means all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

1.19 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.20 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.21 “Cash Dominion Event” shall mean either (a) an Event of Default shall have occurred and be continuing, or (b) Excess Availability shall at any time be less than the amount equal to ten (10%) percent of the Maximum Credit.

1.22 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-I by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-I by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.23 “Change of Control” shall mean (a) after a Qualified Public Offering, the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange

Act), except for one or more Permitted Holders or their Affiliates, of beneficial ownership (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after a passage of time), directly or indirectly, of more than thirty five (35%) percent of the voting power of the total outstanding Voting Stock (on a fully diluted basis) of Parent or the Board of Directors of Parent; (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors who have been appointed by any Permitted Holder or any of their Affiliates, or whose nomination for election by the stockholders of Parent, as the case may be, was approved by a vote of at least fifty (50%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then still in office; (c) prior to a Qualified Public Offering, the failure of the Permitted Holders to own, collectively, directly or indirectly more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of Parent; (d) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor other than Parent (exclusive of director qualifying shares and other equity interests required by law to be held by an Affiliate); or (e) the occurrence of any “change in control” (or similar term) as defined in the Mezzanine Note Documents or the Qualified Debt Offering Documents.

1.24 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all applicable regulations and interpretations thereunder or related thereto.

1.25 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.26 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.27 “Commitments” shall mean, collectively, the Tranche A Commitments and the Tranche B Commitments; sometimes being individually referred to herein as a “Commitment”.

1.28 “Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a majority-owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a majority-owned Subsidiary of such Person; and (b) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded.

1.29 “Control Notice” shall mean a written notice delivered pursuant to a Deposit Account Control Agreement instructing the depository bank to comply with instructions originated by Agent with respect to the deposit account that is covered thereby without further consent of any Borrower or any Guarantor.

1.30 “Controlling Parent” shall mean Toolrock Investment, LLC, a Delaware limited liability company, and its successors or assigns or any newly formed entity (formed pursuant to and in accordance with Section 9.10(j) hereof) that owns the majority of the Capital Stock of Parent.

1.31 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.32 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.33 “Defaulting Lender” shall have the meaning set forth in Section 6.11 hereof.

1.34 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent (and if applicable, Mezzanine Note Agent or the Qualified Debt Agent), by and among Agent, the Borrower or Guarantor with respect to a deposit account at any bank and the bank at which such deposit account is at any time maintained, which provides, among other things, that such bank will comply with instructions originated by Agent after delivery of a Control Notice.

1.35 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication: (i) Interest Expense (net of interest income); (ii) the provision for and payment of (without duplication) federal, state, local and foreign income tax; (iii) depreciation expense; (iv) amortization expense (including non-cash amortization of debt discount or deferred transaction and financing costs); (v) letter of credit fees payable pursuant to Section 3.2(a) hereof; (vi) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption to the extent such Person and its Subsidiaries have been reimbursed in cash by such insurer during the same period; (vii) the aggregate amount of all other non-cash items including, non-cash charges related to stock compensation expense, non-cash adjustments in respect of purchase price accounting and non-cash deductions attributable to minority equity interests of such Person and its Subsidiaries (other than any non-cash charge that results in an accrual of a reserve for cash charges in any future period); (viii) non-recurring cash items incurred during such period as determined in accordance with GAAP in an aggregate amount not to exceed $3,000,000 during any consecutive twelve (12) month period, which include, (A) extraordinary non recurring one time charges in accordance with GAAP and extraordinary non-recurring one time cash expenses and (B) earn-outs and similar contingent payments in connection with Permitted Acquisitions and investments permitted under Section 9.10 hereof; (ix) cash equity contributions made pursuant to Section 9.17(b) and (c) hereof, subject to the limits set forth in Section 9.17 hereof; less (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication: (i) extraordinary gains and non-recurring gains; (ii) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); (iii) gains on asset sales (other than asset sales in the ordinary course of business); and (iv) any net after-tax income from the early extinguishment of debt or hedging obligations or other derivative instruments.

1.36 “Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than the earlier of sixty (60) days after the original due date thereof or more than ninety (90) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) hereof;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (or such other jurisdiction as Agent may obtain valid, enforceable and perfected security interests and liens under the laws of such other jurisdiction giving Agent such rights, remedies, priorities and benefits as Agent determines are substantially comparable to the rights, remedies, priorities and benefits as Agent would have as the holder of a first priority, valid and enforceable perfected security interest in Accounts under the laws of the State of New York and the United States, and as to which Agent has received evidence, in form and substance reasonably satisfactory to it, that it has obtained such an interest in Accounts of such Borrower owing by Account Debtors located in such jurisdiction; such Eligible Accounts being referred to herein as “Foreign Accounts”) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America, or Canada, then if: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent in its sole discretion (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) intentionally deleted;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor(except to the extent such Affiliate is a Sponsor Portfolio Company which owes such Account in the ordinary course of business and on an arms-length basis);

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) there are no proceedings or actions threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or other similar proceeding);

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of sixty (60) days after the original due date thereof or more than ninety (90) days after the date of the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(q) such Accounts are owed and payable in US Dollars; and

(r) such Accounts are not Accounts that could reasonably be expected to be unpaid by reason of the account debtor’s inability to pay.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Permitted Discretion based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent, with such changes to be effective two (2) Business Days after delivery of notice thereof to the Administrative Borrower. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. Agent shall consider when exercising its Permitted Discretion as set forth above, whether any collateral report or financial information delivered by any Borrower or Guarantor to Agent is incomplete, inaccurate or misleading in any material respect and/or the event, condition or other circumstance could reasonably be expected to adversely affect the value of any Eligible Accounts (including any applicable law that could reasonably be expected to inhibit collection of an Account) or the enforceability or priority of the Agent’s Liens thereon or the amount that Agent and Lenders would be reasonably likely to receive in payment of such otherwise Eligible Account.

1.37 “Eligible In-Transit Inventory” shall mean Eligible Inventory owned by Borrowers that otherwise satisfies the criteria for Eligible Inventory set forth herein but is located outside of the United States of America and which is in transit to either the premises of a Freight

Forwarder in the United States of America or the premises of Borrowers in the United States of America which are either owned and controlled by Borrowers or leased by a Borrower (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder or the owner and lessor of such leased premises, as the case may be), provided, that,

(a) Agent has a first priority perfected security interest in and lien upon such Inventory and all documents of title with respect thereto,

(b) such Inventory either (i) is the subject of a negotiable bill of lading (A) that is consigned to Agent (either directly or by means of endorsements), (B) that was issued by the carrier respecting such Inventory that is subject to such bill of lading, and (C) that is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder, or (ii) is the subject of a cargo receipt and such cargo receipt was issued by a consolidator respecting such Inventory and is either (A) consigned to Agent (either directly or by means of endorsements), or (B) is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder,

(c) Borrowers have title to such Inventory, and Agent shall have received such evidence thereof as it may from time to time require,

(d) Agent shall have received a Collateral Access Agreement, duly authorized, executed and delivered by the Freight Forwarder located in the United States of America handling the importing, shipping and delivery of such Inventory,

(e) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its discretion, and Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which Agent for the benefit of Agent and Lenders has been named as an additional insured and loss payee in a manner acceptable to Agent,

(f) Agent shall have received (i) a certificate duly executed and delivered by an officer of Borrowers certifying to Agent that, to the best of the knowledge of Borrowers, such Inventory meets all of Borrowers’ representations and warranties contained herein concerning Eligible Inventory and that the shipment as evidenced by the documents conforms to the related order documents, and (ii) upon Agent’s request, a copy of the invoice, packing slip and manifest with respect thereto,

(g) such Inventory is not subject to a Letter of Credit,

(h) such Inventory shall not have been in transit for more than sixty (60) days,

(i) Borrowers shall cause all bills of lading or other documents of title relating to goods purchased by such Borrower which are outside the United States of America and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of

America (i) to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code and (ii) other than those relating to goods being purchased pursuant to a Letter of Credit, to be issued either to the order of Agent or such other person as Agent may from time to time designate for such purpose as consignee or such Borrower as consignee, as Agent may specify, and

(j) there shall be no more than three (3) originals of any bills of lading and other documents of title relating to goods being purchased by any Borrower which are outside the United States of America and in transit to the premises of a Borrower or the premises of a Freight Forwarder in the United States of America, and as to any such bills of lading or other documents of title, unless and until Agent shall direct otherwise, (i) two (2) originals of each of such bill of lading or other document of title shall be delivered to such Freight Forwarder as the applicable Borrower may specify and that is party to a Collateral Access Agreement and (ii) one (1) original of each such bill of lading or other document of title shall be delivered to Agent, if Agent so requests.

1.38 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, work -in-process and raw materials for such finished goods, that in each case satisfy the criteria set forth below. Eligible Inventory shall not include: (a) components which are not part of finished goods; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in such Borrower’s business; (e) Inventory at premises other than those owned by any Borrower or Guarantor; unless, (i) as to all locations leased by any Borrower, Agent shall have received a Collateral Access Agreement from the owner and lessor with respect to such location, duly authorized, executed and delivered by such owner and lessor or established a Reserve pursuant to Section 1.122(v) hereof, and (ii) as to locations owned and operated by a person other than a Borrower or Guarantor, Agent shall have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or established a Reserve pursuant to Section 1.122(v) hereof; provided, that, in addition, if requested by Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; provided, that, in the event that Inventory is moved from one location to another location for which Agent has not received an acceptable Collateral Access Agreement, such Inventory, having a value not in excess of $250,000, shall be considered Eligible Inventory (so long as all of the other criteria and conditions to Inventory being considered Eligible Inventory are met) unless Agent does not receive a Collateral Access Agreement acceptable to Agent with respect to such location where such Inventory has been moved within sixty (60) days from the date that such Inventory is first moved; (f) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent; (g) bill and hold goods; (h) unserviceable or obsolete Inventory; (i) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment unless with respect to Inventory sold on consignment, the conditions set forth in clause (e)(ii) are satisfied, and (1) Inventory located outside the United States of America unless such Inventory is Eligible In-Transit Inventory. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Permitted Discretion based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent with such changes to be effective two (2) Business Days after delivery of notice thereof to the Administrative Borrower. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral. Agent shall consider when exercising its Permitted Discretion as set forth above, whether any collateral report or financial information delivered by any Borrower or Guarantor to Agent is incomplete, inaccurate or misleading in any material respect and/or the event, condition or other circumstance could reasonably be expected to adversely affect the value of such Eligible Inventory, the enforceability or priority of the Agent’s Liens thereon or any portion thereof, or the amount that Agent and Lenders would be reasonably likely to receive in the sale or other disposition of such otherwise Eligible Inventory.

1.39 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank revolving loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank revolving loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, provided, that, (1) so long as no Default or Event of Default shall have occurred and be continuing, Administrative Borrower shall have the right to approve assignments to Eligible Transferees described in clauses (c) and (d) above (which approval shall not be unreasonably withheld, conditioned or delayed; except if such assignment occurs upon the merger, consolidation, sale or other disposition of all or any portion of Lender’s business, loan portfolio or other assets, in which case no approval of Administrative Borrower shall be required) and provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee other than a Sponsor Affiliated Lender, and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.40 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions, binding injunctions or binding agreements between any Borrower or Guarantor and any Governmental Authority (including those agreements as to which the applicable Borrower is challenging the binding nature of any such agreement), (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, and (ii) applicable state counterparts to such laws.

1.41 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.42 “Equity Investors” shall mean, collectively, the persons set forth on Schedule 1.42 and their respective Affiliates.

1.43 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all applicable regulations thereunder or related thereto.

1.44 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.45 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan for which the thirty (30) day notice has not been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; and (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $1,000,000.

1.46 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.47 “Event of Default” shall have the meaning specified in Section 10.1 hereof.

1.48 “Excess Availability” shall mean, as to Borrowers, the amount calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any applicable Reserves other than any Reserves in respect of Letter of Credit Obligations), minus, without duplication, (b) the sum of: (i) the principal amount of all then outstanding unpaid obligations (but excluding for this purpose any Letter of Credit Obligations to the extent of any Reserves established in respect thereof and excluding for this purpose the principal amount of any Obligations of a Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of any other Borrower), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by a Borrower in good faith). For purposes of determining the outstanding trade payables in the ordinary course, Administrative Borrower shall provide to Agent the summary reports of payables as set forth in Section 7.1 (a) hereof.

1.49 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.50 “Exchange Rate” shall mean the prevailing spot rate of exchange of Agent for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

1.51 “Existing Lenders” shall mean the lenders to Borrowers listed on Schedule 1.51 hereto (and including PNC Bank, National Association in its capacity as agent acting for such lenders) and their respective predecessors, successors and assigns.

1.52 “Existing Letters of Credit” shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.52 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.53 “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Guarantor and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.54 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.55 “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount equal to (i) EBITDA of any Person and its Subsidiaries on a consolidated basis, as of the end of a fiscal month for the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements pursuant to the terms of Section 9.6 hereof, less (ii) the actual amount of Capital Expenditures of such Person and its Subsidiaries during such period and, less (iii) all taxes paid by such person and its Subsidiaries in cash during such period, less (iv) all dividends, distributions, repurchases and redemptions in respect of Capital Stock of Parent paid by such Person and its Subsidiaries during such period in cash (other than dividends, distributions, repurchases and redemptions paid after the date hereof, the payment of which is made with the initial proceeds of the Qualified Debt Offering pursuant and in accordance with Section 9.9(h) hereof or any Qualified Public Offering), less (v) management, consulting and advisory fees and related expenses paid during such period in cash, provided, that, such fees and expenses are not included in the calculation of EBITDA, plus (vi) Capital Expenditures which are funded by (A) proceeds of Indebtedness permitted under Section 9.9(b) hereof, and (B) other forms of cash reimbursement in connection with the VIM/VAR furnace projects, to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

1.56 “Fixed Charges” shall mean, as to any Person and its Subsidiaries with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness incurred, paid or assumed for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period.

1.57 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.58 “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America; sometimes being referred to herein collectively as “Foreign Subsidiaries”. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.59 “Freight Forwarders” shall mean the persons listed on Schedule 1.59 hereto or such other person or persons as may be selected by Borrowers after the date hereof and after written notice by Administrative Borrower to Agent who are reasonably acceptable to Agent to handle the receipt of Inventory within the United States of America and/or to clear Inventory through U.S. Customs or other foreign export control authorities or otherwise perform port of entry services to process Inventory imported by any Borrower from outside the United States of America (such persons sometimes being referred to herein individually as a “Freight

Forwarder”), provided, that, as to each such person, (a) Agent shall have received a Collateral Access Agreement by such person in favor of Agent (in form and substance reasonably satisfactory to Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

1.60 “Funding Bank” shall have the meaning given to such term in Section 3.3 hereof.

1.61 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except as otherwise agreed by Agent, and except that, for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof, subject, however, in the case of determination of compliance with the financial covenants in Section 9.17 and 9.18 hereof, to the provisions of Section 13.2(h) hereof.

1.62 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.63 “Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) Toolrock Holding, Inc., a Delaware corporation; and (b) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”. Latrobe Specialty Steels Europe, Inc., a Delaware corporation, shall not be included as a Guarantor hereunder.

1.64 “Hazardous Materials” shall mean any hazardous or toxic substances, materials or wastes, including petroleum and petroleum by-products, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides or herbicides and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.65 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent, any Bank Product Provider or other financial institution, as a counterparty, that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.66 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all payment obligations as lessee relating to rental payments and any other regularly scheduled and periodic payments required by the terms of leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; provided, that, for the purposes hereof, to the extent such Indebtedness referred to in this clause (g) is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of (i) the principal amount of such Indebtedness or (ii) the value of the asset(s) securing such Indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values or other Hedge Agreement; (i) all past due obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; (k) under all obligations arising from sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) other receivables whether pursuant to a purchase facility or otherwise and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, (l) the principal portion of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (m) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which are due six (6) months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition or sales of assets permitted pursuant to Section 9.7 hereof (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, and (n) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements.

1.67 “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit C hereto.

1.68 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.69 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person and its Subsidiaries on a consolidated basis, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.70 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) months or six (6) months, duration as any Borrower (or

Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the Maturity Date.

1.71 “Interest Rate” shall mean,

(a) Subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate, and

(b) Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans in each case to the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum, (i) either (A) for the period on and after the date of termination hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of an Event of Default, but only for so long as such Event of Default is continuing and (ii) on the Revolving Loans and Letters of Credit at any time outstanding in excess of the applicable Borrowing Base or the Tranche A Loan Limit or the Tranche B Loan Limit, as the case may be (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after the occurrence of an Event of Default, but only with respect to such excess).

1.72 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.73 “Inventory Appraisal” shall have the meaning set forth in Section 7.3 hereof.

1.74 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may reasonably require.

1.75 “Issuing Bank” shall mean Wachovia in its capacity as the issuer of Letters of Credit hereunder (and including, but not limited to, the Existing Letters of Credit that it has issued as of the date hereof), or any other Lender as the Agent and Administrative Borrower may agree in such capacity, and in the case of any other Lender only to the extent that such person is a party hereto as an Issuing Bank and has executed and delivered such agreements with respect thereto as Agent may require. For purposes hereof, PNC Bank, National Association, shall for all purposes be deemed an “Issuing Bank” as to the Existing Letters of Credit that it has issued as of the date hereof.

1.76 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders (including Swing Line Lender) and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.77 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.78 “Letter of Credit Limit” shall mean $10,000,000.

1.79 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 hereof, for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

1.80 “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.

1.81 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.82 “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.

1.83 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Successor Page 3750 for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.84 “Management Agreements” means, collectively, (i) the Monitoring and Oversight Agreement, dated as of December 8, 2006, by and among Parent, Latrobe and Hicks Holdings Operating, LLC, a Delaware limited liability company; and (ii) the Monitoring and Oversight Agreement, dated as of December 8, 2006, by and among Parent, Latrobe and Watermill Management Company, LLC, a Delaware limited partnership, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.85 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, assets, properties, performance or operations of the Borrowers, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or of the Borrowers, taken as a whole, to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.86 “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.87 “Maturity Date” shall mean shall have the meaning set forth in Section 13.1 hereof.

1.88 “Maximum Credit” shall mean the amount of $200,000,000 (subject to adjustment as provided in Section 2.3 hereof).

1.89 “Mezzanine Note Agent” shall mean Sankaty Advisors, LLC, in its capacity as agent for the holders of the Mezzanine Notes, and its successors and assigns.

1.90 “Mezzanine Note Documents” shall mean, collectively, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced: (a) the Securities Purchase Agreement, dated December 8, 2006, among the issuers from time to time party thereto, the purchasers from time to time party thereto and Mezzanine Note Agent, (b) the Mezzanine Notes, and (c) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Mezzanine Note Agent or any purchasers or subsequent holders thereof.

1.91 “Mezzanine Note Intercreditor Agreement” shall mean the Intercreditor and Subordination Agreement dated of even date herewith, by and among Agent, and Mezzanine Note Agent, as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.92 “Mezzanine Notes” shall mean the subordinated notes issued under the terms of Securities Purchase Agreement dated December 8, 2006, by and among the issuers party thereto, the purchasers from time to time party thereto and the Mezzanine Note Agent in the form of Exhibit A thereto as in effect on the date hereof.

1.93 “Minimum Threshold Amount” shall mean the amount equal to the sum of (a) the greater of (i) $30,000,000 or (ii) fifteen (15%) percent of the Maximum Credit, plus (b) either (i) the unpaid amount with respect to the Borrowers’ and Guarantors’ VIM/VAR furnace projects (less any portion thereof reimbursement for which has been unconditionally committed to by any third party (other than an Affiliate of Borrowers or Guarantors) on terms and conditions reasonably satisfactory to Agent) as determined pursuant to the reports that are delivered to Agent pursuant to Section 7.1(a)(i)(C) hereof or (ii) such other amount as may be agreed to by the Agent and Administrative Borrower from time to time.

1.94 “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Venago County, Pennsylvania, (b) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Westmoreland County, Pennsylvania, (c) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by OH&R in favor of Agent with respect to the Real Property and related assets of such Borrower located in Worcester County, Massachusetts, (d) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Fulton County, Ohio, (e) the Open-End Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by OH&R in favor of Agent with respect to the Real Property and related assets of such Borrower located in Robertson County, Tennessee, and (f) the Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Latrobe in favor of Agent with respect to the Real Property and related assets of such Borrower located in Westmoreland County, Pennsylvania.

1.95 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

1.96 “Net Orderly Liquidation Value” shall mean with regard to any Inventory, the net proceeds that could be expected from an orderly liquidation sale of such Inventory, after all expenses, professionally managed, with the seller obligated to sell over a defined period not to exceed one hundred twenty (120) days from the commencement of such sale, assuming that (a) the Borrowers’ facilities are in limited operation, utilizing select current employees of the Borrowers, for the purposes of liquidating the Inventory, (b) the Inventory would be disposed of on a piecemeal basis or through appropriate groupings, under a scenario whereby the purchasers are buying “as is, where is” for cash or cash equivalent, (c) the terms are sold on a Free on Board (“FOB”) warehouse basis, and (d) taking into consideration current economic trends, condition, location and marketability.

1.97 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory of Borrowers at such time on a “Net Orderly Liquidation Value” basis all as set forth in the most recent appraisal of such Inventory received by Agent in accordance with Section 7.3 hereof, in form and containing assumptions and appraisal methods reasonably satisfactory to Agent by an appraiser reasonably acceptable to Agent, on which Agent and Lenders are expressly permitted to rely, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.98 “Obligations” shall mean (a) any and all Loans, Swing Line Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank

Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent. Obligations arising pursuant to Bank Products shall (i) not be deemed to be principal owing to Lenders and Secured Parties hereunder and (ii) be deemed Obligations for purposes of the Mezzanine Note Intercreditor Agreement.

1.99 “Other Taxes” shall have the meaning given to such term in Section 6.5 hereof.

1.100 “Parent” shall mean Toolrock Holding, Inc., a Delaware corporation, and its successors and assigns.

1.101 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 hereof governing participations.

1.102 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.103 “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary that is merged with such Person) or of all or a majority of the Capital Stock (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions:

(a) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, including (i) the proposed date and amount of the acquisition, (ii) a list and description of the assets or shares to be acquired, (iii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), and (iv) a summary of the due diligence undertaken by Borrowers in connection with such acquisition,

(b) the Acquired Business shall be engaged in a line of business as permitted in and in accordance with Section 9.15 hereof and shall be organized under and have its chief executive office in the United States of America,

(c) the aggregate amount of all consideration paid for all Permitted Acquisitions shall not exceed $30,000,000 during any fiscal year,

(d) Excess Availability shall have been not less than 15% of the Maximum Credit then in effect for the sixty (60) day period immediately prior to the date of any such acquisition and not less than 15% of the Maximum Credit then in effect after giving effect to all payments in connection with such acquisition,

(e) in the event that the consideration paid for or in connection with the assets or shares (or as merger consideration) of the Acquired Business is equal to or greater than $15,000,000, Agent shall have received: (i) all financial information (including any financial statements that have been provided to or in the possession of any Borrower or Guarantor with respect to the Acquired Business, (ii) detailed forecasts of cash flows for the Acquired Business forecasting positive future cash flows, (iii) detailed projections for Parent and its Subsidiaries through the Maturity Date giving pro forma effect to such acquisition, based on assumptions satisfactory to Agent and demonstrating pro forma compliance with all financial covenants set forth in this Agreement, prepared in good faith an in a manner and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof and in form and substance reasonably satisfactory to Agent and (iv) current, updated projections of the amount of the Borrowing Base and Excess Availability for the twelve (12) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show amounts of Excess Availability of not less than 15% of the Maximum Credit then in effect for each of the twelve (12) consecutive months after the date of such acquisition,

(f) Intentionally deleted,

(g) if Agent so elects, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Agent and any accounts and inventory of the Acquired Business shall only be Eligible Accounts and Eligible Inventory, respectively, to the extent Agent has completed such field examination with respect thereto and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business),

(h) Intentionally deleted,

(i) if the value of the Inventory of such Acquired Business that a Borrower is seeking to have included in the Borrowing Base is greater than $10,000,000, Agent may require either (i) an appraisal of the Inventory and other Collateral to be included in the Borrowing Base in form and containing assumptions and appraisal methods reasonably satisfactory to Agent by an appraiser reasonably acceptable to Agent, on which Agent and Lenders are expressly permitted to rely (and any Inventory and other Collateral to be included in the Borrowing Base of the Acquired Business shall only be included in the Borrowing Base to the extent that Agent has received such appraisal with respect thereto) or (ii) at Agent’s option, to the extent that an appraisal, in form and substance reasonably satisfactory to Agent, with respect to such Inventory and other Collateral has been completed within three (3) months prior to the consummation of such acquisition, Agent may rely on such appraisal,

(j) in the case of the acquisition of Capital Stock of any Person or the formation of any Subsidiary in connection with such acquisition, (i) the Borrower or Guarantor forming such Subsidiary shall, except as Agent may otherwise agree, (A) execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent a pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary (other than any Foreign Subsidiary), (B) deliver the original stock certificates evidencing such certificated shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein) and (ii) as to any such Subsidiary, except as Agent may otherwise agree, the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations (subject to the terms of the Qualified Debt Intercreditor Agreement, if applicable), (B) a security agreement granting to Agent a security interest and lien upon all of the assets of any such Subsidiary (in each case, subject to the terms of the Qualified Debt Intercreditor Agreement, if applicable), and (C) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person,

(k) in the case of an acquisition of assets (other than Capital Stock), Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (ii) such other agreements, documents and instruments as Agent may reasonably require in connection with such assets, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person, and (iii) the agreement of the seller consenting to the collateral assignment by the Borrower purchasing such assets of all rights and remedies and claims for damages of such Borrower relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition, provided, that, the Borrower acquiring such assets shall only be required to use commercially reasonable efforts to comply with the requirements of this subsection (iii),

(l) in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(m) Agent shall have received a Compliance Certificate completed on a Pro Forma Basis giving effect to the acquisition and showing that Borrowers and Guarantors are in compliance with all of the covenant set forth in Section 9.17 hereof notwithstanding the amount of the Excess Availability,

(n) no Event of Default shall have occurred and be continuing as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment, and

(o) Agent shall have received true, correct and complete copies of all agreements, documents and instruments received by or in the possession of Borrowers or Guarantors relating to such acquisition.

1.104 “Permitted Additional Capital Expenditure” shall mean a Capital Expenditure (in excess of the amount of Capital Expenditures permitted to be made pursuant to Section 9.18 hereof) in respect of which all of the following conditions have been satisfied: (a) Agent shall have received at least ten (10) Business Days’ (or such lesser period of notice as Agent may from time to time agree) but no more than thirty (30) Business Days’ prior notice of any Borrower’s or Guarantor’s intention to directly or indirectly, making or committing to make, whether through purchase, capital leases or otherwise, Capital Expenditures, monthly cash flow projections prepared in good faith based upon assumptions believed by such Borrower or Guarantor to be reasonable at the time made, for the period commencing on the first day of the month in which the first installment with respect to a particular project is to be made and ending on the later of (x) the last day of the month in which the making of the final installment with respect to such project is to be made and (y) a date that is twelve (12) months after the first day of the month in which the first installment with respect to such project is to be made, showing, on a pro forma basis after giving effect to such Capital Expenditures, among other things, that the Fixed Charge Coverage Ratio is at least 1.00 to 1.00 at all times during such period and Excess Availability (after giving effect to any of Capital Expenditure Reserve established pursuant to clause (b) below in respect of that applicable Capital Expenditure), at all times during such period is not less than 15% of the Maximum Credit, (b) a Reserve against the Borrowing Base shall have been established by Agent in amounts equal to such Capital Expenditures (the “Capital Expenditure Reserve”; which Capital Expenditure Reserve shall be reduced or released, as applicable, upon Agent’s receipt of reasonable evidence in form and substance reasonably satisfactory to Agent that such Capital Expenditure (or applicable installment thereof) has been paid) and (c) after giving effect to the establishment of such Capital Expenditure Reserve by Agent, on a pro forma basis, Excess Availability shall be not less than an amount equal to 15% of the Maximum Credit.

1.105 “Permitted Discretion” shall mean as used in this Agreement with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing a credit facility of the type set forth herein would act, in the circumstances then applicable to Borrowers and Guarantors at the time with the information then available to it.

1.106 “Permitted Holders” shall mean the persons listed on Schedule 1.106.

1.107 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.108 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

1.109 “Pro Forma Basis” shall mean for purposes of calculating the financial covenant set forth in Section 9.17 hereof in connection with any event or transaction, or proposed event or transactions, such event or transaction and all related events and transactions shall be deemed to have occurred as of the first day of the most recent three (3) or twelve (12) month period (as required pursuant to the terms of this Agreement) preceding the date of such event or transaction for which Agent has received financial statements pursuant to Section 9.6 hereof.

1.110 “Pro Forma Compliance Certificate” shall mean, with respect to any event or transaction, or proposed event or transaction, a certificate of the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent containing reasonably detailed calculations of the financial covenant set forth in Sections 9.17, 9.18 and 9.19 hereof as of the most recent fiscal month end for which Agent has received financial statements pursuant to Section 9.6 hereof and certifying that the other conditions hereunder to the applicable event or transaction are satisfied, after giving effect to the applicable event or transaction on a Pro Forma Basis.

1.111 “Pro Rata Share” shall mean:

(a) with respect to a Tranche A Lender’s obligation to make Tranche A Loans and to acquire interests in Special Agent Advances and Letter of Credit Obligations and receive payments of interest, fees, and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Tranche A Lender’s Tranche A Commitment and the denominator of which is the aggregate amount of all of the Tranche A Commitments of the Tranche A Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Tranche A Commitments have been terminated, the numerator shall be the unpaid amount of such Tranche A Lender’s Tranche A Loans and its interest in the Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Tranche A Loans, Special Agent Advances and Letter of Credit Obligations;

(b) with respect to a Tranche B Lender’s obligation to make Tranche B Loans and to acquire interests in Special Agent Advances and Letter of Credit Obligations and receive payments of interest, fees, and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Tranche B Lender’s Tranche B Commitment and the denominator of which is the aggregate amount of all of the Tranche B Commitments of the Tranche B Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof;

(c) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 11.5 hereof), at any time shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s aggregate Commitments and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Swing Line Loans, Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans, Swing Line Loans, Special Agent Advances and Letter of Credit Obligations.

(d) With respect to (a), (b), and (c) above, the Commitments of Sponsor Affiliated Lenders shall be excluded from the calculation of the numerator and the denominator except as specifically provided for in Section 11.3 (a) hereof.

1.112 “Qualified Debt Agent” shall mean the entity acting in the capacity as agent or trustee, as applicable, with respect to a Qualified Debt Offering and any successor or replacement agent or trustee, as applicable, and their respective successors and assigns.

1.113 “Qualified Debt Intercreditor Agreement” shall mean, in form and substance reasonably satisfactory to Agent, the Intercreditor Agreement entered into on the date that Borrowers incur the Indebtedness permitted to be incurred pursuant to Section 9.9(h) hereof, by and between Agent and the holders of such debt (or their agent or trustee, as applicable), as acknowledged and agreed to by Borrowers and Guarantors, pursuant to which Agent (on behalf of itself and the other Secured Parties) shall subordinate its lien on the Qualified Debt Offering Priority Collateral and the holders of such debt (or their agent or trustee, as applicable) shall subordinate their lien on all Collateral, other than the Qualified Debt Offering Priority Collateral, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

1.114 “Qualified Debt Offering” shall mean, at the option of the Borrowers, in each case, pursuant to and in accordance with the terms of Section 9.9(h) hereof, either (i) term loans made to the Borrowers or Guarantors after the date hereof, (ii) senior notes issued by any Borrower or Guarantor after the date hereof or (iii) mezzanine debt incurred by the Borrowers or Guarantors after the date hereof.

1.115 “Qualified Debt Offering Priority Collateral” shall mean, after the date that Borrowers have incurred Indebtedness pursuant to Section 9.9(h) hereof, collectively, that portion of the Collateral now owned or at any time hereafter acquired by any Borrower or Guarantor or in which any Borrower or Guarantor now has or at any time in the future may acquire any right, title or interest, consisting of (a) Equipment, (b) Real Property and fixtures, (c) the Capital Stock of Borrowers and Guarantors (other than Parent) and their respective Subsidiaries, and (d) instruments, documents, investment property, letters of credit, supporting obligations and chattel paper, in each case, to the extent that any amounts payable under or in connection with any of the items or types of assets described in clauses (a), (b) and (c) above are evidenced by the items described in this clause (d) and (e) all proceeds and products of any of the items or types of assets described in clauses (a) through (d) above.

1.116 “Qualified Public Offering” shall mean any bona fide, firm commitment, underwritten offering to the public by (a) Controlling Parent or (b) Parent or any of its Subsidiaries, of the Capital Stock of Controlling Parent or Parent or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

1.117 “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent (which calculation shall be conclusive absent manifest errors or omissions).

1.118 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.119 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.120 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.121 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.122 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Obligations are owing.

1.123 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the amount of Loans and Letters of Credit that would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the value of or the amount that might be received by Agent from the sale or other disposition or realization upon Eligible Accounts or Eligible Inventory or (ii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Obligations as provided in Section 2.2 hereof or (d) in respect of any Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, in Agent’s Permitted Discretion, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the gross sales of Borrowers for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (iii) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (iv) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (v) any rental payments, service charges or other amounts due or to become due to owners or lessors of real property to the extent Inventory, Equipment or Records are located in or on such property or in the possession or control of such parties or such Records are needed to monitor or otherwise deal with the Collateral (other than for those locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent), provided, that, the Reserves established pursuant to this clause (v) as to leased locations shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such locations, except that such limitation on the amount of the Reserves shall not apply at any time that an Event of Default shall have occurred and be continuing, or at any time there is any default or event of default under the lease with respect to such location or a notice thereof has been sent or received by or on behalf of any Borrower or Guarantor until such default has been waived or cured in accordance with the terms of such lease; (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower, (vii) amounts due to processors of Inventory of Borrowers where any Eligible Inventory is located, in an amount equal to the lesser of the amount due to such processor or the value of Eligible Inventory at the location of such processor, regardless of whether Agent has received a Collateral Access Agreement that Agent has accepted in writing; (viii) the amount of any Capital Expenditure Reserve, and (ix) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or in connection with any Hedge Agreements as such Bank Product Provider may require in connection therewith (such Reserve to be as agreed to by Agent pursuant to the agreement referred to in Section 1.97(b)(i) hereof) to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent that an event, condition or matter as to any Eligible Accounts or Eligible Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a Reserve to address the same event, condition or matter. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, in its Permitted Discretion, deduct such Reserve from the Tranche A Loan Limit at any time that such limit is less than the amount of the Tranche A Borrowing Base. Agent shall provide Administrative Borrower with two (2) Business Days prior written notification of the establishment of any Reserves or any material change in any Reserve together with a reasonably detailed description of the reason for such establishment or change; provided that, the failure to provide any such notice shall not limit Agent’s rights to establish or change any such Reserves.

1.124 “Responsible Officer” shall have the meaning set forth in Section 7.1(a)(i)(A) hereof.

1.125 “Revolving Loans” shall mean, collectively, the Tranche A Loans and the Tranche B Loans.

1.126 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

1.127 “Solvent” shall mean, at any time with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, assets dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

1.128 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.129 “Sponsor” shall mean, individually and collectively, (a) HHEP-Latrobe, L.P. or (b) Watermill-Toolrock Partners, L.P.

1.130 “Sponsor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which any Sponsor or an Affiliate of such Sponsor is an Affiliate or an advisor or manager in the ordinary course of business and pursuant to agreements, provided, that, such Person executes a waiver in form and substance reasonably satisfactory to the Agent that it shall have no right whatsoever so long as such Person is an Affiliate of any Borrower, Parent, or any Sponsor: (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms hereof or any other Financing Agreement, except as set forth in Section 11.3(a) hereof, (b) otherwise to vote on any matter related to this Agreement or any other Financing Agreement except as set forth in Section 11.3(a) hereof, or (c) to require Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement, any other Financing Agreement or the Collateral, (d) to attend any meeting with Agent or any Lender or receive any information from the Agent or any Lender or (e) to make or bring any claim, in its capacity as Lender, against the Agent with respect to the fiduciary duties of Agent and the other duties and obligations of Agent hereunder; except, that, no amendment, modification or waiver to this Agreement or the other Financing Agreements shall deprive any Sponsor Affiliated Lender of its Pro Rata Share of any payments or security interests to which such Lender is entitled to share hereunder.

1.131 “Sponsor Portfolio Company” shall mean any Person that is an Affiliate of Borrowers or Guarantors solely due to the fact that such Person is controlled, directly or indirectly, by Sponsor and which does not otherwise have any managerial control over the business of any Borrower or Guarantor in any capacity.

1.132 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person. For purposes of Sections 8.8, 9.6, 9.7, 9.8, 9.9 and 9.10, the term “Subsidiary” shall not include Latrobe Specialty Steels Europe, Inc.

1.133 “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds (66.67%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than sixty-six and two-thirds (66.67%) percent of the then outstanding Obligations are owing.

1.134 “Swing Line Lender” shall mean Wachovia Bank, National Association, in its capacity as the lender of Swing Line Loans, and its successors and assigns.

1.135 “Swing Line Loan Limit” shall mean $15,000,000.

1.136 “Swing Line Loans” shall have the meaning set forth in Section 2.1 hereof.

1.137 “Tranche A Borrowing Base” shall mean, at any time, the amount equal to:

(a) the amount equal to eighty-five (85%) percent multiplied by the US Dollar Equivalent of the amount of Eligible Accounts; plus

(b) the amount equal to the lesser of: (i) seventy (70%) percent multiplied by the Value of Eligible Inventory or (ii) eighty-five (85%) percent of the Net Recovery Percentage of such Eligible Inventory multiplied by the Value thereof or (iii) the Tranche A Inventory Loan Limit; minus

(c) Reserves.

1.138 “Tranche A Commitments” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Exhibit E hereto designated as the Tranche A Commitment of such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same shall be automatically increased dollar for dollar each time there is a permanent reduction in the Tranche B Loan Limit and a corresponding reduction in such Lender’s Tranche B Commitment and as may be further adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Tranche A Commitments”.

1.139 “Tranche A Inventory Loan Limit” shall mean, on any date of determination, the amount equal to seventy-five (75%) percent of the lesser of (a) the Maximum Credit less the Tranche B Loan Limit then in effect, or (b) the sum of: (i) the amount available to be borrowed under Section 1.137(a) hereof, plus (ii) the lesser of: (A) 70% multiplied by the Value of Eligible Inventory or (B) 85% of the Net Recovery Percentage of such Eligible Inventory multiplied by the Value thereof, plus (iii) the amount available to be borrowed under Section 1.144.

1.140 “Tranche A Lenders” shall mean, collectively, the Lenders having a Tranche A Commitment or all or a portion of the Tranche A Loans owing to it; sometimes being referred to herein individually as a “Tranche A Lender”.

1.141 “Tranche A Loan Limit” shall mean $200,000,000 minus the Tranche B Loan Limit then in effect, as such Tranche A Loan Limit may be adjusted pursuant to Section 2.3 hereof.

1.142 “Tranche A Loans” shall mean loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1(a)(i) hereof.

1.143 “Tranche B Advance Rate” shall mean, initially ten (10%) percent, reducing by 1% on November 1, 2008 and on the first day of each calendar month thereafter, until such time as the Tranche B Advance Rate is zero.

1.144 “Tranche B Borrowing Base” shall mean the amount at any time equal to: (a) the Tranche B Advance Rate multiplied by the US Dollar Equivalent of the amount of Eligible Accounts, plus (b) the lesser of: (A) Tranche B Advance Rate multiplied by the Value of Eligible Inventory or (B) the Tranche B Advance Rate multiplied by the Net Recovery Percentage multiplied by the Value of Eligible Inventory.

1.145 “Tranche B Commitments” shall mean, at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Exhibit E hereto designated as the Tranche B Commitment of such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Tranche B Commitments”.

1.146 “Tranche B Lenders” shall mean shall mean, collectively, the Lenders having a Tranche B Commitment or all or a portion of the Tranche B Loans owing to it; sometimes being referred to herein individually as a “Tranche B Lender”.

1.147 “Tranche B Loan Limit” shall mean $25,000,000, as the same shall be reduced from time to time in accordance with the terms of this Agreement and which shall be reduced to zero on August 1, 2009; each reduction of the Tranche B Loan Limit shall result in a ratable reduction of each Lender’s Tranche B Commitment and a ratable increase of each Lender’s Tranche A Commitment.

1.148 “Tranche B Loans” shall mean loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1(a)(ii) hereof.

1.149 “Transaction Services Agreements” shall mean, collectively, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced: (a) the Transaction Services Agreement, dated on or about the date hereof, by and among Latrobe, Parent and Hicks Holdings Operating LLC and (b) the Transaction Services Agreement, dated on or about the date hereof, by and among Latrobe, Parent and Watermill Management Company, LLC.

1.150 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.151 “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the Exchange Rate in effect on the Business Day of determination.

1.152 “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.153 “Value” shall mean, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate (other than any Sponsor Portfolio Company) on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.154 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.155 “Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

1.156 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein,

(i) each Lender severally (and not jointly) agrees to make its Pro Rata Share of Tranche A Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Tranche A Commitment of such Lender, provided, that, after giving effect to any such Tranche A Loan, the principal amount of the Tranche A Loans, the Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the lesser of the Tranche A Borrowing Base at such time or the Tranche A Loan Limit as then in effect; and

(ii) each Lender severally (and not jointly) agrees to make its Pro Rata Share of Tranche B Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Tranche B Commitment of such Lender, provided, that, after giving effect to any such Tranche B Loan, the principal amount of the Tranche B Loans outstanding with respect to all Borrowers shall not exceed the lesser of the Tranche B Borrowing Base at such time or the Tranche B Loan Limit as then in effect; and

(iii) the Swing Line Lender agrees that it will make loans (“Swing Line Loans”) to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Swing Line Loan Limit, provided, that, after giving effect to any such Swing Line Loan the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the lesser of the (A) Borrowing Base at such time or (B) the Maximum Credit at such time; and

(b) On the terms and subject to the conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Tranche A Lender shall be required to make any Tranche A Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Tranche A Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Loans, Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Tranche A Commitment. No Tranche B Lender shall be required to make any Tranche B Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Tranche B Loans of such Lender would exceed such Lender’s Tranche B Commitment. Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit. Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders constituting Revolving Loans, except that all payments thereon shall be payable to the Swing Line Lender solely for its own account. All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.11 hereof.

(c) The initial Revolving Loans up to the amount equal to the lesser of the Tranche B Borrowing Base or the Tranche B Loan Limit shall be Tranche B Loans. Notwithstanding anything to the contrary contained herein, other than Letters of Credit, Borrowers shall not request any Tranche A Loans, and the Tranche A Lenders shall not be required to make any Tranche A Loans, unless and until the outstanding principal amount of the Tranche B Loans at such time are equal to the lesser of the Tranche B Borrowing Base or the Tranche B Loan Limit. In the event that at any time the outstanding principal amount of the Tranche B Loans shall be less than the amount equal to the lesser of the Tranche B Borrowing Base or the Tranche B Loan Limit, the first Revolving Loans requested by a Borrower (or Administrative Borrower on behalf of a Borrower) shall be deemed to be Tranche B Loans until such time as the outstanding principal amount of the Tranche B Loans are equal to the lesser of the Tranche B Borrowing Base or the Tranche B Loan Limit. Except as otherwise provided in Section 2.2 hereof, Tranche B Loans shall be solely Revolving Loans and all Letters of Credit shall be issued under the Tranche A Commitments and reserved against the Tranche A Borrowing Base as provided for in Section 2.2(c) hereof.

(d) Upon the making of a Swing Line Loan or any Tranche A Loan by Agent as provided in Section 6.11 hereof, without further action by any party hereto, each Tranche A Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan or Loan. Upon the making of any Tranche B Loan by Agent as provided in Section 6.10 hereof, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with Section 6.11 below, the Swing Line Lender or Agent, as the case may be, may at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swing Line Loan, Special Agent Advance or other Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan, Special Agent Advance or Loan.

(e) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Tranche A Loans, the Swing Line Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Tranche A Loan Limit or the Tranche A Borrowing Base; (ii) the aggregate amount of the Tranche B Loans outstanding at any time shall not exceed the lesser of the Tranche B Loan Limit or the Tranche B Borrowing Base; (iii) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Maximum Credit or the Borrowing Base, (iv) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time in respect of Eligible Inventory constituting work-in-process (including semi-finished inventory), shall not exceed $65,000,000, which amount shall be increased proportionately to any increase in Maximum Credit in accordance with the terms of Section 2.3 hereof, (v) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time in respect of Eligible Inventory constituting “slow moving” inventory shall not exceed $3,000,000, (vi) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time in respect of Eligible Accounts consisting of Foreign Accounts shall not exceed $7,000,000 or the US Dollar Equivalent thereof, and (vii) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time based upon Eligible In-Transit Inventory shall not exceed $5,000,000.

2.2 Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Tranche A Lender according to its Pro Rata Share (except as otherwise provided below), containing terms and conditions acceptable to Agent and such Issuing Bank, which Letters of Credit may be denominated in US Dollars, Canadian Dollars, Euros and other foreign currencies available from the Issuing Bank.

(b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance subject to customary “evergreen” provisions), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank with respect thereto at such times and in such manner as such Issuing Bank may require, an application, in form and substance reasonably satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, (iv) after giving effect to the issuance of such Letter of Credit, the aggregate amount of Letters of Credit denominated in foreign currencies shall not exceed the US Dollar Equivalent of $10,000,000 and (v) the Excess Availability (calculated for this purpose without regard to the amount of the past due trade payables) of the Borrower requesting such Letter of Credit, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than: (A) if the proposed Letter of Credit is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to Issuing Bank, the sum of (1) the percentage equal to one hundred (100%) percent (but with respect to a Letter of Credit denominated in a foreign currency, the percentage equal to one hundred and twenty (120%) percent) of the stated amount of such Letter of Credit minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Tranche A Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit is for any other purpose or the documents of title are not consigned to Issuing Bank in connection with a Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent (but with respect to a Letter of Credit denominated in a foreign currency, an amount equal to the amount adjusted monthly based on the spot market price of the applicable currency) of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(v)(A) or Section 2.2(c)(v)(B).

(d) Except in Agent’s discretion, with the consent of Required Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e) Each Borrower shall reimburse immediately the Issuing Bank for any draw under any Letter of Credit issued by such Issuing Bank for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to such Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, reasonable documented costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a result of the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s prior written request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s prior written request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Event of Default shall have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate the Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.

(h) Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or an Issuing Bank under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor; provided, that, this sentence shall not relieve Agent or any Issuing Bank of any liability resulting from the gross negligence or willful misconduct of Agent or such Issuing Bank.

(i) Immediately upon the issuance or amendment of any Letter of Credit, each Tranche A Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Tranche A Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Tranche A Lender’s participation in any Letter of Credit, to the extent that an Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Tranche A Lender shall pay to such Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to such Issuing Bank in connection therewith. Notwithstanding anything to the contrary contained herein, upon the termination of the Commitments or the acceleration of the Obligations, to the extent that the Tranche B Loans outstanding are less than the amount equal to the lesser of the Tranche B Borrowing Base or the Tranche B Loan Limit, the Tranche A Lenders shall be deemed to have sold to each Tranche B Lender, and each Tranche B Lender shall be deemed unconditionally and irrevocably to have purchased from the Tranche A Lenders, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche B Lender’s Pro Rata Share, in the Letter of Credit Obligations, up to the amount for all Tranche B Lenders equal to the difference between the then outstanding principal amount of the Tranche B Loans and the amount equal to the lesser of the Tranche B Borrowing Base or Tranche B Loan Limit.

(j) The obligations of Borrowers to pay each of the Letter of Credit Obligations and the obligations of Tranche A Lenders to make payments to Agent for the account of an Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse an Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

2.3 Increase in Maximum Credit.

(a) Administrative Borrower may, at any time and from time to time (after the Tranche B Loan Limit has been reduced to zero and all Tranche B Loans have been paid in full), deliver a written request to Agent to increase the Tranche A Loan Limit, with a corresponding increase in the Maximum Credit. Any such written request shall specify the amount of the increase in the Tranche A Loan Limit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Credit to exceed $240,000,000, (ii) such request shall be for an increase of not less than $10,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall there be more than one such increase in any calendar quarter. In no event shall any such increase cause the Maximum Credit to exceed any limitation on Indebtedness that is entitled to be senior in right of payment (priority of any lien securing such Indebtedness) to any Indebtedness under the terms of any agreement related to such Indebtedness.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Tranche A Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $1,000,000, and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower and Sponsor. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower and Sponsor.

(c) The Tranche A Loan Limit shall be increased by the amount of the increase in the applicable Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.3(a) above, with a corresponding increase in the Maximum Credit, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the applicable increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $1,000,000;

(ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 hereof shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii) such increase in the Tranche A Loan Limit, and corresponding increase in the Maximum Credit, on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently; and

(iv) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase.

(d) As of the effective date of any such increase in the Tranche A Loan Limit (and corresponding increase in the Maximum Credit), (A) each reference to the term Tranche A Loan Limit and Maximum Credit herein, as applicable, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Tranche A Loan Limit and Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Tranche A Loan Limit and Maximum Credit, as applicable, and (B) each Lender’s Pro Rata Share of the Commitments and the Loans shall be adjusted accordingly.

2.4 Prepayments.

(a) Borrowers may prepay without penalty or premium the principal of any Tranche A Loan or Swing Line Loan, in whole or in part, subject to Section 6.4 hereof.

(b) In the event that (i) the aggregate amount of the Loans, the Swing Line Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Tranche A Loans, Swing Line Loans and Letter of Credit Obligations outstanding exceed the Tranche A Borrowing Base or the Tranche A Loan Limit, or (iii) the aggregate principal amount of the Tranche B Loans outstanding exceed the Tranche B Borrowing Base or the Tranche B Loan Limit, or (iv) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time in respect of Eligible Inventory constituting work-in-process, exceed $65,000,000 (which amount shall be increased proportionately to any increase in Maximum Credit in accordance with the terms of Section 2.3 hereof), or (v) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time in respect of Eligible Inventory constituting “slow moving” inventory exceed $3,000,000, or (vi) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time in respect of Eligible Accounts consisting of Foreign Accounts exceed $7,000,000 or the US Dollar Equivalent thereof, or (vii) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time based upon Eligible In-Transit Inventory shall not exceed $5,000,000, or (viii) the outstanding principal amount of the Swing Line Loans outstanding exceeds the Swing Line Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(c) Upon at least three (3) Business Days’ prior written notice to the Agent, Administrative Borrower may, at any time, in whole (but not in part) permanently terminate the Tranche B Commitments, provided, that, on the date of such termination and after giving effect to the payment of any outstanding Tranche B Loans, (i) no Event of Default shall have occurred and be continuing and (ii) Excess Availability shall be greater than $30,000,000. Such termination shall be applied ratably to the Tranche B Commitments of each Tranche B Lender and shall be irrevocable once given. At the effective time of such termination, Borrowers shall pay to the Agent for application as provided for herein all fees accrued on the amount of such Commitments so terminated through the date thereof and (ii) any amounts by which the outstanding Tranche B Loans outstanding on such date exceed zero (0), together with all accrued and unpaid interest on the amount prepaid.

(d) To the extent that Agent receives any proceeds pursuant to the terms of Section 9.7(b)(ii) hereof, such proceeds shall be used for application (i) first, to the Tranche B Loans (each such payment to result in a permanent reduction of the Tranche B Loan Limit with a corresponding reduction in the Tranche B Commitments and increase in the Tranche A Commitments) and accompanied by the payment of accrued and unpaid interest to the date of such payment on the amount prepaid, and (ii) after the termination of the Tranche B Commitments and payment in full of the Tranche B Loans, to the other Obligations in accordance with the terms of Section 6.4(b) hereof, subject to the Qualified Debt Intercreditor Agreement (if applicable).

(e) Borrowers may repay in full and terminate the Indebtedness evidenced by the Mezzanine Notes permitted under Section 9.9(g) hereof (i) with the proceeds of a Qualified Debt Offering as permitted in Section 9.9(h) hereof, or (ii) with proceeds other than from a Qualified Debt Offering as permitted in Section 9.9(h) hereof, provided, that, with respect to such prepayment pursuant to this subsection (ii) only, on the date of such payment in full and termination and after giving effect thereto, (A) all outstanding Tranche B Loans shall have been paid in full and the Tranche B Commitments have been terminated, (B) the daily average of the Excess Availability shall have been not less than $45,000,000, (1) for the immediately preceding forty-five (45) consecutive day period for which the Borrowing Base has been calculated prior to the date of such payment, (2) on the date of such payment, and (3) after giving effect to such payment, in each case on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to giving effect to such payment, (C) Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such payment, the Fixed Charge Coverage Ratio for Parent and its Subsidiaries is equal to or greater than 1.00 to 1.00, and (D) no Event of Default shall have occurred and be continuing.

(f) In the event that any payments or proceeds are required to be delivered to Agent for application to the Obligations in connection with a disposition permitted pursuant to the terms of Section 9.7(b) hereof (other than as specified in Section 2.4(d) hereof), Agent shall apply such proceeds to the Obligations in accordance with Section 6.4(b) hereof.

2.5 Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Revolving Loans, Swing Line Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Revolving Loans, Swing Line Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Revolving Loans and Swing Line Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder, with respect to Revolving Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c) Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Financing Agreements, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Financing Agreements. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.5 hereof, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.5, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.5 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(d) The provisions of this Section 2.5 hereof are made for the benefit of the Lenders and their successors and assigns, and subject to Section 12.3 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.5 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied (other than indemnities and contingent Obligations which have not yet accrued). If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.5 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Financing Agreements, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).

(f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder, each of Borrowers waives, until the Obligations shall have been paid in full (other than indemnities and contingent Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of Borrowers, either or both of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

2.6 Commitments. The aggregate amount of each Tranche A Lender’s Pro Rata Share of the Tranche A Loans, Swing Line Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Tranche A Commitment, as the same may from time to time be amended in accordance with the provisions hereof and the aggregate amount of each Tranche B Lender’s Pro Rata Share of the Tranche B Loans shall not exceed the amount of such Lender’s Tranche B Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default shall have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for

Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans. All Swing Line Loan shall be Base Rate Loans and shall not be entitled to be converted to Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Parent, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (excluding loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to any of the foregoing.

(d) Interest shall be payable by Borrowers to Agent, for the account of Agent and Lenders as applicable, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of three hundred sixty five (365) or three hundred sixty six (366) day year, as applicable, and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrowers shall pay to Agent, (i) for the account of Tranche A Lenders, monthly an unused line fee at the applicable rate determined as provided below (on a per annum basis) calculated upon the amount by which the Tranche A Loan Limit (plus the amount of any increase in the Tranche A Loan Limit pursuant to Section 2.3 hereof) exceeds the average daily principal balance of the outstanding Tranche A Loans (exclusive of Swing Line Loans), and Letters of Credit during the immediately preceding month (or part thereof) and (ii) for the account of Tranche B Lenders, monthly an unused line fee at the applicable rate determined as provided below (on a per annum basis) calculated upon the amount by which the Tranche B Loan Limit exceeds the average daily principal balance of the outstanding Tranche B Loans (exclusive of Swingline Loans) during the immediately preceding month (or part thereof) while this Agreement is in effect, and in each case under clauses (i) and (ii), for so long thereafter as any Obligations are outstanding:

Tier	Quarterly Average Excess Availability	Applicable Percentage for Unused Line Fee
1	Greater than $100,000,000.50%
2	Less than or equal to $100,000,000 and greater than $60,000,000.375%
3	Less than or equal to $60,000,000 and greater than $20,000,000.30%
4	Less than or equal to $20,000,000.25%

provided, that, (i) the applicable percentage shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of the next calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (iii) notwithstanding anything to the contrary contained herein, the applicable percentages through August 31, 2008 shall be the amounts for Tier 3 set forth above; provided, that, in the event that a Qualified Public Offering shall be completed on or prior to May 15, 2008, the applicable percentage shall be adjusted, on June 1, 2008 as provided in clause (i) above. Such fees shall be payable on the first day of each month in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed.

(b) Borrowers shall pay to Agent, for the benefit of Tranche A Lenders, monthly a letter of credit fee at a rate equal to the Applicable Margin for Eurodollar Rate Loans under the Tranche A Facility on the average daily maximum amount available to be drawn under all of Letters of Credit issued for the account or benefit of either of them for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration. Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter; provided, that, (i) the applicable percentage shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of the next calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, (iii) notwithstanding anything to the contrary contained herein, the applicable percentages through August 31, 2008 shall be the amount for Tier 3 set forth in the definition of Applicable Margin; provided, that, in the event that a Qualified Public Offering shall be completed on or prior to May 15, 2008, the applicable percentage shall be adjusted on June 1, 2008, as provided in clause (ii) above, and (iv) Borrowers shall, at Agent’s option or at the written direction of the Required Lenders, pay such fees at a rate equal to two (2%) percent in excess of the highest percentage set forth in the definition of the term Applicable Margin for Tranche A Loans (without regard to the amount of Quarterly Average Excess Availability) (A) either (1) for the period on and after the date of termination hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (2) for the period from and after the date of the occurrence of an Event of Default, but only for so long as such Event of Default is continuing, and (B) on the outstanding Letters of Credit, if at any time Revolving Loans and Letters of Credit are outstanding in excess of the Tranche A Borrowing Base or the Tranche A Loan Limit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default, but only with respect to such excess). Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to each Issuing Bank for its own account (without sharing with Lenders) such Issuing Bank’s letter of credit fronting fee and the other customary charges from time to time of such Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c) Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (without duplication of any amounts received by Agent or Lenders in connection with Section 6.5 hereof) (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from any Lender that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made by the Lender giving such notice on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans made by the Lender giving such notice that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Rate Loan made by the Lender giving such notice shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) hereof.

(d) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding any loss of the Applicable Margin on the relevant Loans) over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the applicable Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(c) no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize vipon the Collateral;

(d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may reasonably require in accordance with Agent’s customary practices and procedures to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll- forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be reasonably necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than five (5) Business Days prior to the date hereof or such earlier date as Agent may agree;

(e) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem reasonably necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements; provided, that, the failure to deliver Collateral Access Agreements as to specific locations shall not be a condition of closing, so long as all other conditions are met after giving effect to any Reserves established by Agent in respect of amounts due or to become due to the owner, lessor or operator thereof as provided for in the definition of Reserves;

(f) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $45,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

(g) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a deposit account, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be;

(h) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral (except as to priority, subject to the liens permitted under Sections 9.8(b) hereof, Section 9.8(c) and 9.8(r) hereof, to the extent that such liens have priority over the liens of Agent under applicable law and except for such items of Collateral as Agent may determine not to perfect its security interest in based on the de minimus value thereof relative to the cost of such perfection or the perfection;

(i) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Mezzanine Note Intercreditor Agreement, duly authorized, executed and delivered by Mezzanine Note Agent, Borrowers and Guarantors;

(j) Agent shall have received and reviewed lien and judgment search results for the location of each Borrower and Guarantor (determined in accordance with the Uniform Commercial Code of the applicable jurisdiction and any other applicable law) and all counties in which assets of Borrowers and Guarantors are located where the value of such assets exceed $100,000 for distribution locations and $400,000 for manufacturing locations, which search results shall be in form and substance reasonably satisfactory to Agent;

(k) Agent shall have received a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof as completed in a manner reasonably satisfactory to Agent

(l) Agent shall have received environmental audits of the Real Property to be subject to the Mortgages conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent, the results of which shall be reasonably satisfactory to Agent;

(m) Agent shall have received, in form and substance reasonably satisfactory to Agent, a valid and effective title insurance policy (or binding proforma mortgage policy or commitment to issue title insurance policies marked to evidence the form of such policies to be delivered with respect to the Mortgage) issued by a company and agent reasonably acceptable to Agent: (i) insuring the priority, amount and sufficiency of the Mortgages, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent for protection of its interests;

(n) Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding certificated shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;

(o) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(p) Agent shall have received, in form and substance reasonably satisfactory to Agent, audited consolidated financial statements for Parent and its Subsidiaries, for the fiscal years 2005, 2006, and 2007 and interim unaudited consolidated financial statements of Parent and its Subsidiaries for each monthly period ended since the last audited financial statements available;

(q) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may reasonably request; and

(r) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of each Lender to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Financing Agreements on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all owned Real Property and fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments, including, without limitation, all promissory notes;

(g) all documents;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Perfection of Security Interests.

(a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may reasonably require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on or after the date hereof. Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. So long as any Obligations are outstanding and the Commitments have not been terminated, without Agent’s prior consent, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of $2,000,000 in any one case or $2,000,000 in the aggregate that constitutes Collateral after the date hereof, the applicable Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time an Event of Default exists on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner reasonably acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper] [instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party.”

(c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce

Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities constituting Collateral, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may reasonably specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of such securities.

(ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (ii) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions reasonably acceptable to Agent.

(f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof (except with respect to any letter of credit, banker’s acceptance or similar instrument in support of a financed Capital Expenditure permitted under Section 9.18 hereof) involving an amount in excess of $1,000,000 in any one case or $2,000,000 in the aggregate that constitute Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may specify, either, in each case unless otherwise agreed to by Agent, (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims involving a claim in excess of $2,000,000 (or commercial tort claims in the aggregate in excess of $5,000,000), that arise in connection with or are related to any other Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.

(h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral having an aggregate value in excess of $1,000,000 (which as to documents of title for this purpose shall be deemed to refer to the value of the goods covered by such document of title) in the custody, control or possession of a third party as of or after the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof having a value in excess of $250,000 in any one case in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.

(i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3 Exclusions from Collateral. Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include the Capital Stock of any existing or hereafter organized or acquired direct or indirect Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty five (65%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2).

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but such statement shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within sixty (60) days after the date such statement has been received by Parent. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3 Collection of Accounts.

(a) Borrowers and Guarantors shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may reasonably specify, with such banks as are reasonably acceptable to Agent into which Borrowers and Guarantors shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory in the identical form in which such payments are made, whether by cash, check or other manner, or (ii) Borrowers and Guarantors shall promptly deposit all payments on all Collateral (other than Receivables) in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers and Guarantors shall each deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. Upon the occurrence and during the continuance of a Cash Dominion Event, Agent may deliver a Control Notice to the depository bank at which the Blocked Account is maintained and Agent shall, at the request of Administrative Borrower, rescind such Control Notice at such time that a Cash Dominion Event does not exist for a period of not less than one hundred twenty (120) consecutive days, provided, that, a Cash Dominion Event shall not be terminated following the third (3rd) such termination during the term of this Agreement unless a Cash Dominion Event does not exist for a period of not less than one hundred eighty (180) consecutive days thereafter. Each Borrower and Guarantor agrees that after the occurrence and during the continuance of a Cash Dominion Event all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person other than resulting from the gross negligence or willful misconduct of Agent. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 hereof shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.6 hereof or such other place as Agent may designate in writing to Administrative Borrower from time to time.

(b) Subject to the other terms and conditions contained herein, so long as no Event of Default shall have occurred and be continuing and the Commitments have not been terminated or the payment of all Obligations accelerated, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lenders and Issuing Bank from any Borrower or Guarantor; third, ratably, to the payment in full of interest due in respect of any Loans (and including any Special Agent Advances) and Letter of Credit Obligations; fourth, to the payment in full of principal in respect of Special Agent Advances; fifth, to the payment in full of principal in respect of the Swing Line Loans; sixth, ratably, to the payment in full of principal in respect of the outstanding Tranche A Loans and to pay Obligations then due arising under or pursuant to any Bank Products of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), except in the case of a payment required under Section 2.4 hereof, upon payment of principal in respect of Tranche A Loans in the amount required to be paid under Section 2.4 hereof, then payments shall next be applied to the payment of principal in respect of Tranche B Loans required to be paid under Section 2.4 hereof, before any additional payments are then applied to the payment in full of principal in respect of the remaining balance of Tranche A Loans or to payment Obligations arising under or pursuant to any Bank Products as provided above; seventh, to the payment in full of principal in respect of the outstanding Tranche B Loans; eighth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Administrative Borrower requests; and ninth, to the extent any proceeds remain, to the Administrative Borrower or such other Person that may be legally entitled thereto.

(c) Subject to the other terms and conditions contained herein, at any time an Event of Default shall have occurred and be continuing and the Commitments have been terminated or the payment of all Obligations accelerated, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lenders and Issuing Bank from any Borrower or Guarantor; third, ratably, to the payment in full of interest due in respect of any Tranche A Loans, Special Agent Advances and Letter of Credit Obligations; fourth, to the payment in full of principal in respect of Special Agent Advances; fifth, ratably, to the payment in full of principal in respect of the Tranche A Loans and to pay or prepay Obligations then due arising under or pursuant to any Bank Products of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations); sixth, to the payment in full of cash collateral in respect of the Letter of Credit Obligations until the aggregate amount thereof equals one hundred five (105%) percent of the aggregate undrawn amount of all then outstanding Letters of Credit through the end of the latest expiration date of such Letters of Credit plus the amount of any other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); seventh, to the payment in full of interest in respect of the Tranche B Loans; eighth, to the payment in full of principal in respect of the Tranche B Loans; ninth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines; and tenth, to the extent any proceeds remain, to the Administrative Borrower or such other Person that may be legally entitled thereto.

(d) Notwithstanding anything to the contrary contained in this Agreement, (1) unless so directed by Agent, or unless an Event of Default shall have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Base Rate Loans, and (2) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral. All references to the term “payment in full” as used herein as to any type or category of Obligations shall mean the payment of all of such type or category of Obligations in cash or other immediately available funds and shall include any amount within such category, whether principal, interest (including interest at the applicable rate after an Event of Default and interest on interest), fees, costs or expense or reimbursement for costs or expenses, charges or indemnities, in each case that would accrue but for the commencement of any case under the U.S. Bankruptcy Code and whether or not allowed or allowable in any such case under the U.S. Bankruptcy Code. All references to the term “ratably” as used in Sections 6.4(b) and 6.4(c) above shall mean pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.

(e) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 hereof shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its income, and franchise taxes (or similar taxes) imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized or in which its principal lending office is located or, in the case of each Lender, in which its applicable lending office is located, (B) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers are located , and (C) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, or is attributable to such Lender’s, Issuing Bank’s or Agent’s failure or inability to comply with Section 6.5(h) hereof but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance), (ii) in the case of each Lender, taxes measured by its income, and franchise taxes (or other similar taxes) imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein, and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 13.6 hereof) any withholding tax that would be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto or designates a new lending office or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law subsequent to the date of it becomes a Lender) to comply with Section 6.5(g) hereof, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or Assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 6.5(b) below, and (iv) any interest, additions to taxes or penalties with respect to any of the foregoing excluded taxes in (i) through (iii) (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

(c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d) Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or as reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a (1) “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) Any Lender that is a “United States person,” as defined in Section 7701(a)(30) of the Code shall deliver to Administrative Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower) duly completed copies of IRS Form W-9, or any successor form that such Lender is entitled to provide at such time in order to comply with United States backup withholding requirements.

(i) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 hereof shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(j) If the Agent, any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 6.5 hereof, it shall pay to the Administrative Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.5 hereof with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or Issuing Bank, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or Issuing Bank in the event the Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes) to the Borrowers or any other Person.

6.6 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Subject to the terms of this Agreement, requests for Swing Line Loans and Revolving Loans that are Base Rate Loans shall be honored on the same Business Day to the extent such request is received prior to 11:00 a.m. New York time on any such Business Day and the conditions precedent to such Loan have been satisfied. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof (including permitted investments, payment of dividends and repayment of certain Indebtedness, in each case, to the extent expressly permitted in this Agreement). None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit”

within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8 hereof. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10 Sharing; of Payments, Etc.

(a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders, or any Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, Swing Line Lender or Issuing Bank, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

(e) Wachovia or Administrative Borrower shall have the right, but not the obligation, at any time, and upon the exercise by Wachovia or Administrative Borrower of such right, any Defaulting Lender shall have the obligation, to immediately sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Defaulting Lender and all rights and interests of such Defaulting Lender pursuant thereto. Wachovia shall provide the Defaulting Lender with prior written notice of its intent to exercise its right under this Section (or if Wachovia does not exercise such right, Administrative Borrower shall provide Agent and the Defaulting Lender with prior written notice of its intent to exercise its right under this Section), which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Defaulting Lender).

(f) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

6.14 Promissory Notes. Each Lender may at any time request that the Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender a promissory note, substantially in the form of Exhibit F hereto, payable to the order of such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.7) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent:

(i) as soon as possible after the end of each calendar month (but in any event within twenty (20) Business Days after the end thereof) so long as no Event of Default exists or has occurred and is continuing and Excess Availability shall be greater than the amount equal to or greater than twenty (20%) percent of the Maximum Credit (so long as Revolving Loans in respect of the Tranche B Borrowing Base are outstanding or the Tranche B Commitments have not been terminated, and thereafter, an amount equal to or greater than fifteen (15%) percent of the Maximum Credit) as of the date of the most recent calculation of the Borrowing Base prior to the applicable month end (and more frequently as Agent may require at any time a Default or Event of Default exists or has occurred and is continuing or Excess Availability is less than the amount equal to twenty (20%) percent of the Maximum Credit (so long as Revolving Loans in respect of the Tranche B Borrowing Base are outstanding or the Tranche B Commitments have not been terminated, and thereafter, an amount equal to fifteen (15%) percent of the Maximum Credit),

(A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the president, chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent (each, a “Responsible Officer”), together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed; provided, that, Borrowers may at any time elect but shall not be required to provide a Borrowing Base Certificate more frequently but in the event Borrowers elect to provide such Borrowing Base Certificate on any one or more occasion it shall not be required to continue to do so (subject to the rights of Agent hereunder to require more frequent delivery in accordance with the terms hereof),

(B) (1) summary inventory reports by location and category (and including the amounts of consigned Inventory accepted on consignment by Borrowers and amounts of inventory consigned to third parties by Borrowers, and the value of Inventory held by processors), (2) summary agings of accounts receivable together with schedules of sales made, credits issued and cash received, and (3) summary agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral), and

(C) a report with respect to the VIM/VAR furnace projects, which shall include information relating to the estimated total cost of the projects to date, the actual cash expenditure by Borrowers and Guarantors related to the projects for such month, the amount of reimbursements committed to by any third party for such month in connection with the projects and the total cash expenditure by Borrowers and Guarantors related to the projects to date; and

(ii) such other reports as to the Collateral as Agent shall reasonably request from time to time with respect to such information not otherwise specified above (and if such request is for a report to be on a periodic basis after the initial request therefor, such frequency to be agreed to by Administrative Borrower and Agent).

(b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and, absent manifest error, be conclusive and binding upon Borrowers and Guarantors. Without limiting the foregoing, Borrowers (or Administrative Borrower on behalf of Borrowers) shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. Subject to the limitations set forth herein, the Borrowing Base may be adjusted based on the information received by Agent pursuant to this Agreement. If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s reasonable instructions with respect to further services, in each case, at any time an Event of Default has occurred and is continuing.

(c) All of the documents, reports and schedules provided by or on behalf of any Borrower to Agent hereunder for Accounts payable in any currency other than US Dollars shall set forth the US Dollar Equivalent for the amount of the Eligible Account included in any such documents, reports or schedules. For purposes hereof, Agent may, at its option, provide to Administrative Borrower, at least five (5) Business Day prior to the date any such documents, reports or schedules are required to be provided by Borrowers to Agent hereunder, the Exchange Rates required to set forth the US Dollar Equivalent in such documents, reports and schedules and in the event Agent does not do so, Borrowers shall use such rates of exchange with respect to the applicable currencies as Borrowers use for such purpose in the ordinary course of business consistent with current practices as of the date hereof and shall identify such rates of exchange in any such documents, reports and schedules.

7.2 Accounts Covenants.

(a) Borrowers shall notify Agent as soon as practicable of (to the extent not otherwise reflected in the most recent Borrowing Base Certificate provided to Agent): (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, in each case, known to any Responsible Officer, or any settlement, adjustment or compromise thereof, (ii) all material adverse information actually known to any Responsible Officer relating to the financial condition of any account debtor with respect to the Accounts of any Borrower or Guarantor and (iii) any event or circumstance which, to the best of any Responsible Officer’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except to a Blocked Account, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of the applicable Borrower’s business in accordance with practices and policies previously or hereafter disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect to Accounts of any Borrower except as reported to Agent in a Borrowing Base Certificate, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times that Agent determines in good faith that it is necessary or desirable, (i) prior to the occurrence and during the continuance of a Cash Dominion Event, in the name of a nominee of Agent or in coordination with Administrative Borrower, in the name of Agent, and (ii) upon the occurrence and during the continuation of a Cash Dominion Event, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise. Prior to the occurrence of a Cash Dominion Event, Agent shall use its best efforts to coordinate verifications of Accounts with Administrative Borrower.

7.3 Inventory Covenants. With respect to the Inventory: (a) consistent with its current practices, each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request after an Event of Default has occurred and is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business or as otherwise expressly permitted herein and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall deliver or cause to be delivered, at their expense, not more than (i) one (1) written appraisal as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (each such appraisal being referred to as an “Inventory Appraisal”), in any twelve (12) month period so long as no Event of Default shall have occurred and be continuing and Excess Availability shall be greater than or equal to the amount equal to thirty-five (35%) percent of the Maximum Credit, (ii) two (2) such Inventory Appraisals in any twelve (12) month-period, so long as no Event of Default shall have occurred and be continuing and Excess Availability shall be greater than or equal to the amount equal to twenty (20%) percent of the Maximum Credit but less than thirty-five (35%) percent of the Maximum Credit, and (iii) three (3) such Inventory Appraisals in any twelve (12) month-period, in the event that either Excess Availability shall be less than the amount equal to twenty (20%) percent of the Maximum Credit or an Event of Default shall have occurred and be continuing; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory except for the right of return given to customers of such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current policies of such Borrower or Guarantor; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors may acquire or accept any Inventory on consignment or approval so long as such Inventory is specifically identified on a report provided or to be provided by Administrative Borrower to Agent pursuant to Section 7.1(a)(i)(B) hereof.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s reasonable request, Borrowers and Guarantors shall, at their expense, at any time or times as Agent may reasonably request after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written appraisals as to the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time after a Cash Dominion Event has occurred and is continuing to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender as Collateral, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received of a Cash Dominion Event exists or has occurred and is continuing, (iii) take control of any item of payment constituting Collateral that is received by Agent or any Lender in accordance with the terms hereof, (iv) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (v) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (vi) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vii) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may at any time after an Event of Default has occurred and is continuing, at its option, upon reasonable prior notice to Administrative Borrower: (a) cure any default by any Borrower or Guarantor under any material agreement with a third party if (i) such Borrower or Guarantor is not disputing such default or are not proceeding to cure the same and (ii) the failure to cure could reasonably be expected to materially and adversely affect the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any final judgment entered against any Borrower or Guarantor if (i) such Borrower is not appealing the same and (ii) the failure to pay or bond such judgment could reasonably be expected to materially and adversely affect the Collateral, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after one (1) day’s prior notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Agent shall not conduct more than (i) one (1) field examination with respect to the Collateral in any twelve (12) month period at the expense of Borrowers so long as no Event of Default shall have occurred and be continuing and Excess Availability shall be greater than or equal to the amount equal to thirty-five (35%) percent of the Maximum Credit, (ii) two (2) field examinations with respect to the Collateral in any twelve (12) month period at the expense of Borrowers, so long as no Event of Default shall have occurred and be continuing and Excess Availability shall be greater than or equal to the amount equal to twenty (20%) percent of the Maximum Credit but less than thirty-five (35%) percent of the Maximum Credit, and (iii) three (3) field examinations with respect to the Collateral in any twelve (12) month period at the expense of Borrowers, in the event that either Excess Availability shall be less than the amount equal to twenty (20%) percent of the Maximum Credit or an Event of Default has occurred and is continuing.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation, limited liability company, limited partnership or trust duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited partnership or trust and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify has or would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of applicable laws in any material respect or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted thereunder or hereunder. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated February 2, 2008 for the fiscal years ending 2008 through 2012 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein, it being understood that actual results may vary from such forecasts and that such variations may be material.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all income and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all federal and other material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case under clauses (a) and (b), which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except where such default or violation could not be reasonably expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, and the Code, in each case except where the failure to comply has not or could not be reasonably expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”) except where the failure to obtain could not be reasonably expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same would have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or to the best of such Borrower’s or Guarantor’s knowledge, off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit where such violation has or could reasonably be expected to have a Material Adverse Effect, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies with all Environmental Laws and all Permits where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, written complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which adversely affects or could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, to the best of Borrowers’ and Guarantors’ knowledge, there has been no release, spill or discharge of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which could reasonably be expected to give rise to liability under any Environmental Law, and such that either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law, except for non-compliance which has or could reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification, which could reasonably be expected to have a Material Adverse Effect. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that has or could reasonably be expected to result in liability for any Borrower in an aggregate amount in excess of $5,000,000; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section

4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan in a manner that has or could reasonably be expected to have a Material Adverse Effect; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability that has or could reasonably be expected to have a Material Adverse Effect under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability that has or could reasonably be expected to have a Material Adverse Effect (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA except as could not reasonably be expected to result in a Material Adverse Effect.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all material Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. To the knowledge of each Borrower or Guarantor, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights to the extent that the revocation, suspension or termination of such rights would reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower or Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate set forth all of the material agreements or other arrangements of any Borrower or Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and Schedule 8.11 to the Information Certificate sets forth the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). To the knowledge of each Borrower and Guarantor, no Intellectual Property now used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is or shall be affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of any license agreement listed on Schedule 8.11 to the Information Certificate or (b) to the extent the sale of any such Eligible Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate and Sponsor Portfolio Companies.

(b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of each Borrower and Guarantor as of the date hereof are directly and beneficially owned and held by the persons indicated in the Information Certificate (except with respect to those shareholders of Parent which own less than ten (10%) percent of the Capital Stock of Parent), and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) Borrowers, taken as a whole, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) Except as could not be reasonably expected to have a Material Adverse Effect there is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions (a) contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof or (b) permitted pursuant to Section 9.16 hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (A) between any Borrower or Guarantor and any of its or their Subsidiaries or (B) between any Subsidiaries of any Borrower or Guarantor or (ii) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. As of the date hereof, Borrowers and Guarantors are not parties to any Material Contracts.

8.16 Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 No Material Adverse Change. There has been no material adverse change in the business, assets, financial condition or results of operations of Parent and its Subsidiaries (taken as a whole) since the date of the most recent financial statements with respect thereto submitted to Agent prior to the date hereof.

8.18 Interrelated Business. The Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise such that all Borrowers and Guarantors share an identity of certain interests with any benefit received by any one of benefiting all others. Each Borrower purchases or sells certain goods to or from the other, and provides administrative, marketing, human resources, and management services to or for the benefit of the other. The Borrowers and Guarantors have certain common officers and directors, and generally, do not provide consolidating financial statements to creditors.

8.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender in any other Financing Agreement.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect (i) its corporate or limited liability, company or limited partnership existence (ii) its rights and franchises with respect thereto and (iii) maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently conducted, except in each such (A) as to any Guarantor other than Parent as permitted in Section 9.7 hereto or otherwise permitted hereunder or under any of the other Financing Agreements and (B) in the cases of clauses (i) and (ii) where the failure to so maintain could reasonably be expected to have a Material Adverse Effect.

(b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) days (or at such later time as Agent may agree) prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than fifteen (15) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a corporation, limited liability company or limited partnership or other form of legal entity acceptable to Agent, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days (or such shorter time as Agent may agree) prior written notice from Administrative Borrower of such proposed change, which notice shall accurately set forth a description of the new form, (ii) Agent shall have received such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable in connection therewith, (iii) such change shall not adversely affect the security interests and liens of Agent in the assets of such Borrower or Guarantor or the ability of Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, and (iv) as of the date of such conversion, and after giving effect thereto, no Event of Default shall have occurred and is continuing.

9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location where Collateral is located within the continental United States provided such Borrower or Guarantor (a) gives Agent fifteen (15) days prior written notice of the intended opening of any such new location and (b) upon Agent’s request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments required by Section 5 hereof; provided, that, upon Agent’s request, Borrowers and Guarantors shall only be required to use their commercially reasonable efforts to obtain a Collateral Access Agreement and to the extent provided herein, it may establish a Reserve with respect to such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrowers and Guarantors shall give written notice to Agent as soon as practicable upon any Borrower’s or Guarantor’s receipt of any written notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, of any Hazardous Material or (ii) any investigation, proceeding, written complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, of any Hazardous Material except as to clauses (i) and (ii) above other than in the ordinary course of business and other than as permitted under any applicable Environmental Law or Permit, and which would require notification to a Governmental Authority under any Environmental Law. Copies of all final environmental surveys, audits, assessments, feasibility studies and results of remedial investigations conducted by Borrower or Guarantor or at the direction of any Borrower or Guarantor with respect to such occurrence, investigation, proceedings, written complaint, order, directive, claims, citations or notice shall be furnished, or caused to be furnished, as soon as practicable, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take action as soon as practicable, to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law except with respect to such non-compliance that could not reasonably be expected to have a Material Adverse Effect, Borrowers shall, at Agent’s reasonable request and Borrowers’ expense: (i) cause an independent environmental consultant reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws (including sampling and analysis, if necessary) has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such consultant whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect. In any event, any report or investigation of any material non-compliance proposed and acceptable to an appropriate Governmental Authority that is charged to oversee the clean-up of such non-compliance shall be acceptable to the Agent and Lenders.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any premises of Borrower (whether or not owned by Borrower) or resulting from Borrower’s conduct, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans, except to the extent such losses, claims, damages, liabilities, costs and expenses are caused by the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5 Insurance.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Any insurance policies obtained by Borrowers and Guarantors after the date hereof shall be substantially similar in all material respects as to form, amount and insurer to the insurance policies maintained by each Borrower and Guarantor on the date hereof, and to the extent not, shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any

Borrower or Guarantor fails to do so within five (5) Business Days of Agent’s request, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates.

(b) Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time (other than (x) insurance proceeds of Equipment which is subject to purchase money security interests or liens permitted by Section 9.8 hereof, in which case Agent shall, to the extent it receives such insurance proceeds, remit same to the applicable Borrower and (y) after the incurrence of Indebtedness referred to in Section 9.9(h) hereof, insurance proceeds of Qualified Debt Offering Collateral, in which case Agent shall, to the extent it receives such insurance proceeds, remit same to Qualified Debt Agent, as applicable, subject to the terms of the Qualified Debt Intercreditor Agreement), may be applied to payment of the Obligations in accordance with the terms of Section 6.4(b) hereof and except, that, so long as no Cash Dominion Event exists, such proceeds of insurance as to any one event of less than $500,000 may be paid to Administrative Borrower.

9.6 Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:

(i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer of Parent, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Sections 9.17, 9.18, and 9.19 hereof for such month, and

(ii) in the event that Parent and its Subsidiaries are for any reason required by the Securities and Exchange Commission to file quarterly financial statements, within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal quarter, and

(iii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm of national stature selected by Administrative Borrower and otherwise acceptable to Agent if such accountant is not of national stature, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended, and

(iv) at such time as available, but in no event later than thirty (30) days after the end of each fiscal year (commencing with the fiscal year of Borrowers ending September 30, 2009), projected consolidated financial statements and consolidating financial statements (including in each case, forecasted balance sheets and statements of income and loss, and statements of cash flow) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof (or otherwise in form reasonably acceptable to Agent), together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements). Borrowers (or Administrative Borrower on behalf of Borrowers) shall provide to Agent, as Agent may require, updates with respect to such projections at any time a Default or Event of Default exists or has occurred and is continuing.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended in such a manner that is adverse to the Borrowers, Agent or Lenders or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree equal to or in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which Parent or any of its Subsidiaries sends to its security holders generally, (ii) all material reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc. and (iii) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public that are not otherwise required to be delivered to Agent pursuant to this Agreement.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 13.5 hereof. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that (i) any Borrower may merge or consolidate with any other Borrower, provided, that, each of the following conditions is satisfied: (A) Agent shall have received prompt written notice of any such merger or consolidation and (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall have occurred and be continuing, and (ii) any subsidiary of Parent (other than a Borrower) may consolidate with any other wholly-owned Subsidiary of Parent (other than any Borrower), provided, that, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall have occurred and be continuing, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (E) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i) sales of Inventory in the ordinary course of business,

(ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor), provided, that, at all times prior to the termination of the Tranche B Commitments and the payment in full of the Tranche B Loans, such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of in any fiscal year of Borrowers or such larger amount as Agent may otherwise agree; provided, that, subject to the Qualified Debt Intercreditor Agreement (if applicable), at any time a Cash Dominion Event exists, all of the proceeds of any such sale or other disposition shall be paid to Agent for application to the Obligations in accordance with Section 2.4(d) hereof,

(iii) the issuance and sale by Controlling Parent, any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof, including a pursuant to a Qualified Public Offering; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof prior to the date that is 60 days after the Maturity Date if the Obligations have paid and satisfied in full by such date, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock issued by a Borrower or Guarantor (other than Parent or Controlling Parent), and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or adversely affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, and (D) except as Agent may otherwise agree in writing, at any time a Cash Dominion Event exists, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with the terms of this Agreement,

(iv) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v) the assets set forth on Schedule 9.7,

(vi) the abandonment of Intellectual Property that is, in the reasonable judgment of Parent, no longer valuable in any material respect or economically practicable to maintain or useful in the conduct of the business of Borrowers and Guarantors, taken as a whole,

(vii) at all times upon and after the termination of the Tranche B Commitments and the payment in full of the Tranche B Loans, the sale or other disposition of assets of any Borrower or Guarantor (including Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) other than Accounts, Inventory, Capital Stock of any Subsidiary of Parent, and Intellectual Property, so long as such sales or dispositions are for fair market value and after giving effect to such disposition no Default or Event of Default shall have occurred and be continuing; provided, that, in the event such sales or other dispositions involve assets having an aggregate fair market value in excess of $5,000,000 (or in such larger amount as Agent may agree) for all such assets disposed of in any fiscal year of Borrowers, on the date of such disposition and after giving effect thereto, (A) (1) Agent shall have received no less than five (5) Business Days notice of any such sale, (2) no Event of Default shall have occurred and be continuing, (3) the consideration received by such Borrower or Guarantor shall not be for less than fair market value and (4), subject to the Qualified Debt Intercreditor Agreement, if applicable, at any time a Cash Dominion Event exists, all of the proceeds of any such sale or other disposition shall be paid to Agent for application to the Obligations in accordance with terms hereof, or (B) on such terms as Agent may otherwise agree, and

(c) wind up, liquidate or dissolve except that any Guarantor (other than Parent) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower or Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may reasonably require) and Liens permitted hereunder and Agent shall have received such deeds, assignments or other agreements as Agent may reasonably request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall have occurred and be continuing; or

(d) enter into a binding agreement to do any of the foregoing.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or (upon actual notice thereof) permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Secured Parties and the rights of setoff of Secured Parties provided for herein under the other Financing Agreements or under applicable law;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i) the security interests in and liens upon the Collateral securing the Indebtedness or obligations owing by Borrowers and Guarantors to holders of the Mezzanine Notes arising under the Mezzanine Note Documents, as permitted under Section 9.9(g) below, which security interests and liens are junior and subordinate to the security interests and liens on the Collateral in favor of Agent as set forth in the Mezzanine Note Intercreditor Agreement, in form and substance satisfactory to Agent;

(j) the security interests and liens in favor of the Qualified Debt Agent, in and on the assets and properties of Borrowers and Guarantors to secure the Indebtedness permitted under Section 9.9(h) hereof; provided, that, such security interests and liens in favor of the Qualified Debt Agent are junior and subordinate to the security interests and liens on the Collateral (other than with respect to the Qualified Debt Offering Priority Collateral) granted by Borrowers and Guarantors in favor of Agent as set forth in the Qualified Debt Intercreditor Agreement;

(k) liens on the Equipment listed on Schedule 9.8(k) attached hereto in favor of the Director of Development of the State of Ohio;

(l) leases or subleases of Real Property granted by any Borrower or Guarantor or Subsidiary in the ordinary course of business and consistent with past practice to any Person so long as any such leases or subleases are subordinate in all respects to the security interests and liens granted to Agent and do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor or materially impair the value or marketability of the Real Property subject thereto;

(m) liens to secure Indebtedness of Borrowers and Guarantors permitted under Section 9.9(i) hereof to finance their insurance premiums on the insurance policies maintained by Borrowers and Guarantors, provided, that, (i) such liens shall only encumber the cash surrender value of such insurance and (ii) such liens shall not in any manner affect the ability of Agent to obtain or receive payment of proceeds of insurance with respect to any of the Collateral;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(p) pledges and deposits of cash by any Borrower, Guarantor or Subsidiary to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations , surety, stay, customs and appeal bonds, and liability for premiums to insurance carriers, in each case in the ordinary course of business of such Borrower, Guarantor or Subsidiary as of the date hereof;

(q) statutory and contractual liens of landlords or any interest or title of a lessor or sublessor under any lease of real property not prohibited hereby;

(r) the security interests and liens set forth on Schedule 8.4 to the Information Certificate; and

(s) liens incurred in the ordinary course of business of Borrowers and Guarantors securing liabilities that do not exceed $500,000 in the aggregate; provided, that, as of the date of incurring such liens and after giving effect thereto, no Event of Default shall have occurred and be continuing.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $4,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

(e) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes either (A) part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof, or (b) part of the obligations arising under or pursuant to Hedge Agreements that are secured under the terms of the documents evidencing the Qualified Debt Offering as permitted pursuant to the terms of the Qualified Debt Intercreditor Agreement;

(f) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied: (i) such Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole, and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent, (ii) Agent shall have received not less than five (5) days prior written notice (or such lesser period of notice as Agent may from time to time agree) of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may reasonably request with respect thereto within three (3) Business Days of receiving such notice, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, at any time that a Cash Dominion Event exists, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $15,000,000, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) without Agent’s consent, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto in a manner that adversely affects Borrowers, Guarantors, Agent or Lenders in any material respect, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(g) Indebtedness of Parent evidenced by the Mezzanine Notes outstanding on the date hereof, provided, that, each of the following conditions is satisfied, as determined by Agent,

(i) the aggregate principal amount of such Indebtedness shall not exceed $31,000,000, except as may be otherwise agreed to by Agent, plus fees and interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof,

(ii) such Indebtedness is and shall at all times continue to be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations (other than indemnities and contingent Obligations which have not yet accrued) in accordance with the terms of the Mezzanine Note Intercreditor Agreement;

(iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Borrowers and Guarantors may make payments of principal, interest, fees, expenses and other amounts owing under the Mezzanine Note Documents as in effect on the date hereof in respect of such Indebtedness after the date hereof, provided, that,

(A) as to payments of interest (i) such interest is paid in accordance with the terms of the Mezzanine Note Documents (as in effect on the date hereof) and (ii) on the date of such payment and after giving effect thereto no Event of Default shall have occurred and be continuing, and

(B) as to payments of principal (and if applicable, any related prepayment or termination fees or premiums): Agent shall have received no less than five (5) days notice (or such lesser period of notice as Agent may from to time agree) of any such proposed payment, and as to any such payment, as of the date of such payment and after giving effect thereto, each of the following conditions shall have been satisfied:

(1) (aa) Borrowers have issued debt securities or similar instruments as provided in the Section 9.9(h) below and all conditions to the incurrence of such Indebtedness shall have been satisfied, or (bb) all outstanding Tranche B Loans hereunder shall have been paid in full and the Tranche B Commitments have been terminated;

(2) no Event of Default shall have occurred and be continuing as of the date of such payment and after giving effect thereto, and

(3) the daily average of the Excess Availability (calculated without regard to the Tranche B Availability for this purpose) shall have been not less than the Minimum Threshold Amount, (i) for the immediately preceding 30 consecutive day period for which the Borrowing Base has been calculated (or from the date hereof to the date of such payment if 30 days from the date hereof have not yet elapsed) prior to the date of such payment, (ii) on the date of such payment, and (iii) after giving effect to the such payment, in each case on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to giving effect to any such payment,

(iv) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness issued prior to and contemporaneously on the date hereof,

(v) Borrowers and Guarantors shall not, directly or indirectly, (A) without Agent’s consent, amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto in a manner that adversely affects Borrowers, Guarantors, Agent or Lenders in any material respect, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose except as permitted in Section 9.9(g)(iii) hereof, and

(vi) Administrative Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor on its behalf concurrently with the sending thereof, as the case may be;

(h) Indebtedness arising after the date hereof to the Qualified Debt Agent or other holders thereof (but not to any other Borrower or Guarantor or other Subsidiary of Parent) pursuant to the Qualified Debt Offering, provided, that, each of the following conditions is satisfied:

(i) Agent shall have received not less than fifteen (15) Business Days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may reasonably request with respect thereto,

(ii) the initial proceeds of such Indebtedness shall be utilized to repay (A) all outstanding Tranche B Loans in full and the Tranche B Commitments shall be terminated contemporaneously therewith and (B) all outstanding Indebtedness set forth in Section 9.9(g) hereof in full and the Indebtedness evidenced by the Mezzanine Notes permitted under Section 9.9(g) herein shall have been terminated,

(iii) such Indebtedness shall be on commercially reasonable terms and conditions with market rate pricing and scheduled principal payments due no earlier than six (6) months after the Maturity Date and shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole, except with respect to financial covenants and call protection provisions (and other payments permitted pursuant to clause (x) below), provided, that, prior to incurring such Indebtedness, Borrowers shall have delivered to Agent projections, in form and substance satisfactory to Agent, which show that Borrowers will be in compliance with such financial covenants and call protection provisions (and other payments permitted pursuant to clause (x) below) through the end of the term of such Indebtedness,

(iv) the Indebtedness incurred pursuant to this Section 9.9(h) together with any Hedge Agreement provided by the Qualified Debt Agent or any holder of any such Indebtedness in connection with the Qualified Debt Offering may be secured by a lien on the Collateral provided, that. Agent shall have received the Qualified Debt Intercreditor Agreement applicable to such Indebtedness, duly authorized, executed and delivered by the holders of such Indebtedness or the Qualified Debt Agent (on behalf of the holders of such Indebtedness), which shall provide among other things for the subordination of Qualified Debt Agent’s and such holders’ lien on the Collateral (other than the Qualified Debt Offering Priority Collateral) and the subordination of the Secured Parties lien on the Qualified Debt Offering Priority Collateral as provided in Section 9.8(j) hereof,

(v) Agent shall have received the Qualified Debt Intercreditor Agreement, duly authorized, executed and delivered by the Qualified Debt Agent, Borrowers and Guarantors, and true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to such Indebtedness, in each case in form and substance reasonably satisfactory to Agent,

(vi) the proceeds of such Qualified Debt Offering (after payment of the obligations and Indebtedness set forth in subsection (ii) above and any dividend or other distribution as permitted in Section 9.1 l(e) hereof) shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof,

(vii) as of the date of incurring such Indebtedness, Agent shall have received a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transactions (including the application of any proceeds of such Indebtedness), (A) the Fixed Charge Coverage Ratio for Parent and its Subsidiaries is equal to or greater than 1.00 to 1.00 and (B) Excess Availability shall be greater than the amount equal to fifteen (15%) percent of the Maximum Credit, for the first twelve (12) months after giving effect to the incurrence of such indebtedness and on an annual basis thereafter for the term of the Credit Facility,

(viii) the daily average of the Excess Availability (calculated without regard to the Tranche B Availability for this purpose) shall have been not less than the Minimum Threshold Amount on the date any such Indebtedness is incurred, and after giving effect thereto (including the application of any proceeds of Indebtedness), in each case on a Pro Forma Basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to giving effect to any such incurrence of Indebtedness,

(ix) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall have occurred and be continuing,

(x) Borrowers and Guarantors may make regularly scheduled payments of principal and interest and mandatory prepayments in respect of such Indebtedness, in each case to the extent permitted under the Qualified Debt Intercreditor Agreement,

(xi) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any agreements, documents or instruments in respect of any such Indebtedness (except to the extent permitted under the Qualified Debt Intercreditor Agreement), and except, that, Borrowers and Guarantors, and any Subsidiary, may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrowers, Guarantors or such Subsidiary or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose except as permitted in this Section 9.9(h), and

(xii) only one Qualified Debt Offering can be incurred.

(i) unsecured Indebtedness of Borrowers and Guarantors to an insurance company arising pursuant to loans used for the payment of insurance premiums payable on insurance policies maintained by Borrowers and Guarantors; provided, that, (i) upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, and (ii) Administrative Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor on its behalf after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j) Indebtedness of a Borrower or Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(k) contingent Indebtedness of a Borrower or Guarantor arising pursuant to a performance, bid or surety bond in the ordinary course of business provided, that, (i) upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (ii) if the face amount of such bond exceeds $250,000, Agent shall have received not less than five (5) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness and (iii) such Indebtedness does not exceed $500,000 in the aggregate at any time outstanding, provided, that, such Indebtedness may exceed $500,000 to the extent that such excess amount is collateralized in full with cash collateral or a letter of credit;

(l) unsecured Indebtedness in respect of workers’ compensation claims and self insurance obligations, and other similar obligations in the ordinary course of business;

(m) unsecured Indebtedness resulting from agreements to provide for working capital adjustments of purchase price, earnouts or other similar obligations incurred in connection with Permitted Acquisitions, provided, that, such Indebtedness shall be on terms and conditions reasonably acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior payment and satisfaction in full payment of all of the Obligations pursuant to the terms of a subordination agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent;

(n) unsecured guaranties in the ordinary course of business of the obligations of suppliers, of the Borrowers or the Guarantors;

(o) the Indebtedness set forth on Schedule 9.9 to the Information Certificate,

(p) Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b), (f), (g), (h) or (o) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for (other than with respect to Refinancing Indebtedness of an Indebtedness incurred pursuant to Section 9.9(h) hereof, which Refinancing Indebtedness may be of a type permitted in Section 9.9(h) hereof), (v) the Refinancing Indebtedness shall (A) not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole, and (B) in the case of Refinancing Indebtedness in respect of Indebtedness permitted in Section 9.9(g) hereof, satisfy all of the criteria set forth in such subsection, and (C) in the case of Refinancing Indebtedness in respect of Indebtedness permitted in Section 9.9(h) hereof, satisfy all of the criteria set forth in such subsection, and (vi) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges that are commercially reasonable and otherwise consistent with the Indebtedness being refinanced as specifically permitted in this Section 9.9, (vii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall have occurred and be continuing, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses, prepayment fees and accrued interest incurred in connection therewith outstanding on the date of such event), (ix) if secured, the Refinancing Indebtedness shall be secured by substantially the same assets as the Indebtedness to be refinanced (other than with respect to Refinancing Indebtedness of an Indebtedness incurred pursuant to Section 9.9(h) hereof, which may be secured by the same Collateral as permitted in Section 9.9(h) hereof and subject to a Qualified Debt Intercreditor Agreement), provided, that, such security interests (if any) with respect to the Refinancing

Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise reasonably acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (x) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for;

(q) guarantees with respect to Indebtedness permitted under this Section 9.9;

(r) obligations of any Borrower or Guarantor under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments in an aggregate amount in any fiscal year not to exceed $1,000,000; and

(s) in addition to Indebtedness otherwise permitted under this Section 9.9, unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $2,000,000.

9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or acquire any Subsidiaries, or enter into a binding agreement to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) Permitted Acquisitions;

(c) investments in cash or Cash Equivalents; provided, that, (i) at any time on and after a Cash Dominion Event and for so long as the same is continuing, no Loans are then outstanding; except that notwithstanding that any Loans are outstanding at any time a Cash Dominion Event exists, Parent and its Subsidiaries may from time to time in the ordinary course of business consistent with their current practices as of the date hereof make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(d) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(e) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonable and bona fide work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for such Borrower or Guarantor and (ii) reasonable and bona fide relocation expenses of such employees (including home mortgage financing for relocated employees);

(f) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(g) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(i) loans, advances or other investments by a Borrower or Guarantor to or in a Borrower or Guarantor, or by a Subsidiary that is not a Borrower or Guarantor in any other Subsidiary that is not a Borrower or Guarantor, after the date hereof; provided, that, as to any such loans, advances or other investments, each of the following conditions is satisfied: (1) such Indebtedness is permitted hereunder, and (2) as of the date of any such loan, advance or other investment and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(h) loans, advances or other investments by any Borrower or Guarantor to any Subsidiary that is not a Borrower or Guarantor; provided, that, as to any such loans or advances, each of the following conditions is satisfied: (1) the principal amount of all such loans, advances and other investments shall not exceed $3,000,000 in the aggregate in any fiscal year, (2) as of the date of any such loan, advance or other investment and after giving effect thereto, Excess Availability shall be not less than an amount equal to 15% of the Maximum Credit then in effect, and (3) as of the date of any such loan, advance or other investment and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(i) the loans and advances set forth on Schedule 9.10 to the Information Certificate;

(j) the formation of Controlling Parent (other than Toolrock Investment, LLC) in connection with the consummation of a Qualified Public Offering so long as each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days prior written notice of such formation, (ii) such Controlling Parent shall have no operating assets and (iii) as of the date of any such formation and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(k) all Capital Expenditures permitted under Section 9.18 hereof; and

(l) investments not otherwise permitted herein; provided, that, (i) the aggregate outstanding amount of all such investments shall not exceed $2,000,000 at any time and (ii) as of the date of any such investment and after giving effect thereto, no Event of Default shall have occurred and be continuing.

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or enter into a binding agreement to do any of the foregoing, except, that,:

(a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Event of Default shall exist or occur);

(b) Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c) any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower or a Guarantor;

(d) Borrowers and Guarantors may repurchase Capital Stock held by employees, officers or directors pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan as in effect on the date hereof (as such plan may be amended in a manner that does not adversely affect Borrowers, Guarantors, Agent or Lenders in any material respect), provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $2,500,000 (or such other larger amount as Agent may agree); and

(e) Parent may pay cash dividends and other distributions in respect of its Capital Stock or repurchase of its Capital Stock and the Borrowers and Guarantors (other than

Parent) may pay cash dividends to Parent to pay such dividends or so repurchase; provided, that, each of the following conditions is satisfied, (i) Agent shall have received from Administrative Borrower not less than five (5) Business Days’ written notice (or such lesser period of notice as Agent may from to time agree) prior to the date of the payment of any dividends or other distributions or any other repurchases (specifying the amount to be paid by Borrowers or Guarantors), (ii) such dividends, distributions or repurchases shall paid with funds legally available therefor, (iii) such dividends, distributions or repurchases shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, (iv) Borrowers have either (A) issued debt securities or similar instruments as provided in the Section 9.9(h) above and all conditions to the incurrence of such Indebtedness as set forth therein shall have been satisfied, or (B) all outstanding Tranche B Loans shall have been paid in full and the Tranche B Commitments shall have been terminated contemporaneously therewith, (v) as to dividends, distributions or repurchases in any fiscal year of Parent, the daily average of the Excess Availability (calculated without regard to the Tranche B Availability for this purpose) shall have been not less than the Minimum Threshold Amount, (A) for the immediately preceding 30 consecutive day period for which the Borrowing Base has been calculated (or from the date hereof to the date of such payment if 30 days from the date hereof have not yet elapsed) prior to the date of such payment, (B) on the date of such payment, and (C) after giving effect to the such payment, in the case of (B) and (C) on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to giving effect to any such payment, (vi) the aggregate amount of all such dividends, distributions or repurchases shall not exceed $75,000,000 during the term of this Agreement, and (vii) as of the date of any such payment and after giving effect thereto, no Event of Default shall have occurred and is continuing.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly (in each case, other than transactions between any Borrower or Guarantor and any other Borrower or Guarantor which is not prohibited by the terms of this Agreement and the making of payments pursuant to Section 9.11 hereof):

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor could obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except

(i) reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business,

(ii) Borrowers and Guarantors may pay (a) a yearly management fee and other fees (such “other fees” do not include the fees referred to in clauses (iii) and (vi) below) to the Sponsors or any Affiliate thereof in the aggregate annual amount not to exceed $5,000,000, and (b) to the extent that any management fee referred to in clause (a) above accrued but was unpaid in any calendar year, the amount of such accrued and unpaid management fee may be paid to Sponsors or any Affiliate thereof in the following calendar year (or in any other calendar year in which Sponsors or any Affiliate thereof are permitted to receive such payment), in the case of this clause (b), so long as of the date of the payment of such accrued and unpaid management fee and after giving effect thereto, Excess Availability shall be not less than an amount equal to 15% of the Maximum Credit then in effect;

(iii) Borrowers and Guarantors may pay the fees payable to the Sponsors or any Affiliate thereof pursuant to the terms of the Transaction Services Agreements in an amount not to exceed (A) one and one-half (1.50%) percent of the Maximum Credit as in effect on the date hereof and (B) in connection with a Qualified Debt Offering permitted pursuant to Section 9.9(h) hereof, two (2%) percent of the principal amount of such Qualified Debt Offering;

(iv) payments by any such Borrower or Guarantor to Parent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent on behalf of such Borrower or Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrower or Guarantor and for the payment of taxes by or on behalf of Parent;

(v) amounts payable to any Sponsor Affiliated Lender pursuant to this Agreement; and

(vi) payments to Affiliates in connection with consulting services provided in connection with Permitted Acquisitions and the Qualified Public Offering pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be), so long as such services are provided upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor could obtain in a comparable arm’s length transaction with an unaffiliated person.

9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation, except to the extent that any of the above could not, either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on September 30th of each year and (b) fiscal quarters to end on December 31st, March 30th, June 30th, and September 30th of each year.

9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its Collateral, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Financing Agreements, the Mezzanine Note Documents, the documents governing the Qualified Debt Offering (if applicable) or any agreement governing any other Indebtedness permitted hereby provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Parent and its Subsidiaries in any material respect, taken as a whole, than the provisions contained in this Agreement as in effect on the date hereof, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) the documents relating to Indebtedness permitted by Sections 9.9(g) and (h) hereof and the documents relating to the Refinancing Indebtedness, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Fixed Charge Coverage Ratio.

(a) At any time that the Excess Availability is less than the amount equal to twenty (20%) percent of the Maximum Credit (so long as Revolving Loans in respect of the Tranche B Borrowing Base are outstanding or the Tranche B Commitments have not been terminated, and thereafter, an amount equal to fifteen (15%) percent of the Maximum Credit) for a period of three (3) consecutive days, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.00 to 1.00 for the period of the immediately preceding twelve (12) consecutive fiscal months; provided, that, prior to the end of the twelfth (12th) consecutive month after the date hereof, for purposes of testing compliance with the Fixed Charge Coverage Ratio, such covenant shall be tested on a cumulative basis as follows: at the end of the first month after the closing date, the period measured shall be the three fiscal months then ended, at the end of the second month after the date hereof, the period measured shall be the three (3) fiscal months then ended, and at the end of the third fiscal month after the date hereof through the twelfth fiscal month after the date hereof, on a cumulative basis from the month during which the date hereof occurred through the month then ended.

(b) Upon an Event of Default as a result of the failure of Borrowers to comply with the terms of Section 9.17(a), such Event of Default shall, subject to the limitations set forth in Section 9.17(c) below, be deemed cured and cease to exist in the event that one or more Equity Investors or one or more of their Affiliates, within ten (10) Business Days after the date that the financial statements reflecting such failure are required to have been delivered to Agent, makes a cash equity capital contribution to Parent (a “Cure Action”) in exchange for Capital Stock consisting of common stock (i) so that after giving effect thereto, on a pro forma basis, with such contribution deemed to be added to the EBITD A of Parent and its Subsidiaries as of the last day of the twelve (12) immediately preceding month period for which Agent has received financial statements, Parent and its Subsidiaries are in compliance with such covenant, or (ii) so that after giving effect thereto, to the extent that the proceeds of such cash equity capital contribution are applied to the Revolving Loans, the calculation of the Borrowing Base results in Excess Availability of more than the amount required in Section 9.17(a) above so that compliance with the Fixed Charge Coverage Ratio shall be deemed to have not been required as of the date of such Event of Default.

(c) No more than two (2) Cure Actions may be taken in any twelve (12) consecutive month period, and the aggregate amount all Cure Actions during any fiscal year shall not exceed $10,000,000.

9.18 Capital Expenditures. Parent and its Subsidiaries shall not, directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures (a) in fiscal year 2008, in an aggregate amount in excess of $55,000,000, (b) in fiscal year 2009, in an aggregate amount in excess of $30,000,000, and (c) in each fiscal year thereafter, in an aggregate amount in excess of $20,000,000; provided, that, the maximum amount of Capital Expenditures which may be made by Parent and its Subsidiaries in a particular fiscal year shall be increased by (i) the difference (if any) between the amount of all Capital Expenditures made in the previous fiscal year and the maximum permitted amount for such year, up to a maximum carry-over amount of $5,000,000 (except for fiscal year 2008, during which no carry-forward shall be permitted from 2007), plus (ii) the amount of any Permitted Additional Capital Expenditure(s).

9.19 Minimum Excess Availability. Borrowers shall not permit Excess Availability to be less than $20,000,000 at any time commencing the date hereof and ending on the last day of Borrower’s fiscal year 2009.

9.20 Intentionally deleted.

9.21 Designation of Designated Senior Debt. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, designate any Indebtedness, other than the Obligations and any Qualified Debt Offering, as “Designated Senior Debt”, or any similar term under and as defined in the agreements relating to any Indebtedness of Borrowers or Guarantors, including Indebtedness of any Borrower or Guarantor evidenced by any of the documents governing the Qualified Debt Offering, which contains such designation. Borrowers and Guarantors shall, and shall cause any Subsidiary to, designate the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Indebtedness (including any Indebtedness otherwise permitted under Section 9.9 hereof) of any Borrower or Guarantor which contains such designation.

9.22 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.23 After Acquired Real Property. So long as the Tranche B Commitments have not been terminated, and for so long thereafter as any Tranche B Loans remain outstanding, if any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $2,000,000 (or if an Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any

Borrower or Guarantor, promptly upon Agent’s request, and, if applicable, in the event that the Qualified Debt Agent requires such Borrower or Guarantor to execute and deliver a mortgage, deed of trust or deed to secure debt with respect to any such Real Property, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.

9.24 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all reasonable documented costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); and (g) the reasonable documented fees and disbursements of one primary counsel and one local counsel in each applicable jurisdiction (including legal assistants) to Agent in connection with any of the foregoing and in addition, at any time an Event of Default exists or has occurred and is continuing, the reasonable documented fees and disbursements of one counsel (including legal assistants) to Lenders in connection with matters described in clauses (d) or (e) above.

9.25 Further Assurances. At the reasonable request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1(b), 9.1(c), 9.2, 9.3, 9.4, 9.13, 9.14, and 9.16 of this Agreement and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $2,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $2,000,000;

(e) any Borrower or Guarantor, dissolves or suspends or discontinues doing business other than as permitted in Section 9.7 hereof;

(f) any Borrower or Guarantor makes an assignment for the benefit of creditors;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership,

readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i) (A) any default in respect of any Indebtedness of any Borrower or Guarantor, (including the Indebtedness evidenced by the Mezzanine Notes permitted under Section 9.9(g) herein, any Indebtedness evidenced by or arising under any Qualified Debt Offering, as the case may be but excluding Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or (B) any default by any Borrower or Guarantor under any Material Contract, which default could reasonably be expected to have a Material Adverse Effect; in and/or, in each case, is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any Borrower or Guarantor in accordance with its terms, or any Borrower or Guarantor shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto having a value in excess of $500,000 in the aggregate (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

(l) any Change of Control; or

(m) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and to the extent permitted by applicable law, Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its good faith discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, and during the continuance thereof (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default and during the continuance thereof at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent in good faith determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrowers, Guarantors, Agent, Lenders and each Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or, at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments, waivers, discharges or terminations to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and each Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby (other than the Sponsor Affiliated Lender),

(ii) increase the Tranche A Commitment or Tranche B Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) increase the amount of the Tranche A Loan Limit, the Tranche B Loan Limit or the Maximum Credit without the consent of all Lenders (provided, that, the increase provided for in Section 2.3 hereof shall not be deemed an increase requiring the consent of any Lender) or the Letter of Credit Limit without the consent of Agent and all of Lenders (other than any Sponsor Affiliated Lenders),

(iv) release all or substantially all Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), or alter the order of application of proceeds set forth in Section 6.4 without the consent of Agent and all of Lenders (other than Sponsor Affiliated Lenders),

(v) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, without the consent of Agent and all of Lenders (other than Sponsor Affiliated Lenders),

(vi) increase the advance rates constituting part of the Tranche A Borrowing Base or Tranche B Borrowing Base (in each case other than as provided for in the definition of such terms), or increase the Tranche A Inventory Loan Limit, or amend, modify or waive any provisions of the definition of the term Tranche A Borrowing Base or Tranche B Borrowing Base or any of the defined terms referred to in the definition of the term Borrowing Base, in each case as to any of the foregoing if the effect thereof increases the amount of the Tranche A Borrowing Base or Tranche B Borrowing Base, without the consent of Agent and the Supermajority Lenders (other than Sponsor Affiliated Lenders).

(vii) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders (other than Sponsor Affiliated Lenders),

(viii) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders (other than Sponsor Affiliated Lenders), or

(ix) agree to the subordination of (i) any of the Obligations or (ii) other than liens in and on the Qualified Debt Priority Collateral (as provided for in the Qualified Debt Intercreditor Agreement), any lien or security interest in favor of Agent for the benefit of Secured Parties, without the consent of Agent and the Supermajority Lenders (other than Sponsor Affiliated Lenders).

(b) Agent, Lenders and each Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this

Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Swing Line Lender hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto (but without duplication to any indemnification obligations pursuant to Section 6.5 herein), including amounts paid in settlement, court costs, and the reasonable documented fees and expenses of one primary counsel and one local counsel in each applicable jurisdiction except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

11.6 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate at which such Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the rate of Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by such Agent of the amount due, Borrowers will, on the date of receipt by such Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by such Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due. If the amount of the Currency Due which such Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall, indemnify and save Agent and each Lender harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 hereof o the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Financing Agreements.

12.4 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent and Swing Line Lender (or Agent on behalf of Swing Line Lender) shall not make any Loans or an Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit would cause the aggregate amount of the total outstanding Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Tranche A Loans or an Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Tranche A Loans, Swing Line Loan or Letter of Credit will cause the total outstanding Tranche A Loans and Letters of Credit to exceed the Tranche A Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Tranche A Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(i) and (ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Tranche A Borrowing Base and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Tranche A Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Tranche A Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Tranche A Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Tranche A Loans or Letters of Credit.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

(b) Without limiting the generality of the foregoing, each Lender (i) consents to the subordination of Agent’s liens in and on Qualified Debt Priority Collateral as provided for in the Qualified Debt Intercreditor Agreement, (ii) authorizes and directs Agent to enter into on behalf of such Lender and such Lender will be bound (as a Lender) by the terms and conditions of the Mezzanine Note Intercreditor Agreement and the Qualified Debt Intercreditor Agreement (if applicable), whether or not such Lender executes such intercreditor agreements, (iii) agrees that it will be bound by and take no actions contrary to the provisions of the Mezzanine Note Intercreditor Agreement and the Qualified Debt Intercreditor Agreement, as the case may be.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to clause (i) above and this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten

(10%) percent of the Tranche A Borrowing Base and (B) the aggregate principal amount of the Special Agent Advances pursuant to clause (i) above and this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.11 hereof, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than indemnities and contingent Obligations which have not yet accrued) and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders (including all Sponsor Affiliated Lenders), or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreements, or (vi) subject to Section 11.3(a)(iv), approved, authorized or ratified in writing by Required Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (other than Sponsor Affiliated

Lenders). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. Nothing contained herein shall be construed to require the consent or approval of any Bank Product Provider or Issuing Banks to any release of any Collateral or termination of security interests in any Collateral.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d) Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

12.12 Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders which successor agent shall be subject to the approval of Administrative Borrower if no Default or Event of Default shall have occurred and be continuing, provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from Administrative Borrower that Administrative Borrower does not approve such successor agent within three (3) Business Days after receipt by Administrative Borrower of the notice from Agent that it is resigning, Administrative Borrower shall be deemed to have given such approval. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any resignation of Agent pursuant to this Section shall also constitute the resignation of Wachovia or its successor as Swing Line Lender, and any successor agent that is appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender and Issuing Bank for all purposes thereunder.

12.14 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Otterbourg, Steindler, Houston & Rosen, P.C. has only represented and shall only represent Wachovia in its capacities as Agent, Issuing Bank and Lender. Each other Lender hereby acknowledges that such firm does not represent it in connection with any such matters.

12.15 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on March 6, 2013 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon five (5) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time an Event of Default exists or has occurred and is continuing. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable documented attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 2:00 p.m. The cash collateral in respect of Letter of Credit Obligations received by Agent as provided above then in possession of Agent (and not applied or to be applied to any of the Letter of Credit Obligations) shall be returned to Administrative Borrower, upon its written request, within ten (10) Business Days after the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations (so long as Agent has received evidence satisfactory to it and the Issuing Bank that no unpaid draw has been made under the Letters of Credit prior to its expiration).

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than indemnities and contingent Obligations which have not yet accrued) have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, other than the contingent Obligations for which Agent has received cash collateral, or at its option, a letter of credit, in accordance with Section 13.1 (a) above. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to Issuing Bank, Bank Product Provider any other person herein, shall include their respective successors and assigns.

(d) The words “hereof, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured. Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been cured or waived in accordance with the terms hereof, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so cured or waived.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. All references to the term “reasonably” or “reasonable” as applied to any conduct or determination by Agent shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

(h) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Parent delivered to the Lenders; provided, that, in the event of any change in GAAP after the date hereof that affects the covenants in Section 9 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Administrative Borrower, Agent and the Required Lenders. Administrative Borrower shall deliver to Agent and upon Agent’s request, to each Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application. Notwithstanding the above, all calculations of the financial covenants in Section 9 shall be made on a Pro Forma Basis. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

(m) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(n) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:

Latrobe Steel Company

2626 Ligonier Street

P.O. Box 31

Latrobe, Pennsylvania 15650

Attention: Dale B. Mikus

Telephone No.: (724) 532-6392

Telecopy No.: (724) 532-6362

Email: Dale.Mikus@latrobesteel.com

with a copy to:

Watermill Management Company, LLC

One Cranberry Hill

750 Marrett Road, Suite 401

Lexington, Massachusetts 02421

Attention: Stephen J. Kotler

Telephone No.: (781) 398-9489

Telecopy No.: (781) 891-9712

Email: skotler@watermill.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky

& Popeo, PC
One Financial Center
Boston, Massachusetts 02111
Attention: Meryl J. Epstein
Telephone No.: (617) 542-6000
Telecopy No.: (617) 542-2241
Email: mjepstein@mintz.com

If to Agent or Issuing Bank:	Wachovia Bank, National Association 301 South College Street, NC 0479 Charlotte, North Carolina 28202 Attention: Portfolio Manager-Latrobe Telephone No.: (704) 383-1893 Telecopy No.: (704) 383-8067

(b) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent, such Lender or Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b) In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or prevent Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to the Credit Facility to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of Borrowers and Guarantors or deal terms in “tombstones” or other advertisements, public statements or marketing materials.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register, (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000, and (iii) any such transfer or assignment shall be for the equivalent Pro Rata Share of such Lender’s Tranche A Commitment and Tranche B Commitment hereunder.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT		BORROWERS

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and Issuing Bank		LATROBE STEEL COMPANY

By:	/s/ Cecil Noble	By:	/s/ Dale B. Mikus
	Cecil Noble	Title:	VP. Chief Financial Officer
Title:	Vice President

OH&R SPECIAL STEELS COMPANY

		By:	/s/ Dale B. Mikus
		Title:	VP. Chief Financial Officer

GUARANTORS

TOOLROCK HOLDING, INC.

		By:	/s/ Dale B. Mikus
		Title:	VP. Chief Financial Officer

Signature Page to Loan and Security Agreement

LENDER

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Cecil Noble
Cecil Noble
Title:	Vice President

Signature to Loan and Security Agreement

LENDER

WELLS FARGO FOOTHILL, LLC

By:	[Illegible]
Title:	Vice President

Signature to Loan and Security Agreement

LENDER

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Bank

By:	/s/ A. Roger Craig, Jr.
A. Roger Craig, Jr.
Title:	VP

Signature to Loan and Security Agreement

LENDER

LASALLE BUSINESS CREDIT, LLC

By:	[Illegible]
Title:	First Vice President

Signature to Loan and Security Agreement

LENDER

RZB FINANCE LLC

By:	/s/ John A. Valiska
JOHN A. VALISKA
Title:	First Vice President

By:	/s/ Shirley Ritch
SHIRLEY RITCH
Title:	Assistant Vice President

Signature to Loan and Security Agreement

LENDER

U.S. BANK NATIONAL ASSOCIATION

By:	[Illegible]
Title:	AVP

Signature to Loan and Security Agreement

LENDER

NATIONAL CITY BUSINESS CREDIT, INC.

By:	[Illegible]
Title:	Vice President

Signature to Loan and Security Agreement

LENDER

SOVEREIGN BANK

By:	[Illegible]
Title:	Vice President

Signature to Loan and Security Agreement

EXHIBIT A

to

LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of             , 200     is made between                      (the “Assignor”) and                      (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Latrobe Steel Company, a Pennsylvania corporation (“Latrobe”), and OH&R Special Steels Company, a Delaware corporation (“OH&R”, and together with Latrobe, each individually a “Borrower” and collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated March     , 2008, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $             (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $             (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be              (    %) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date (i) Assignee’s Tranche A Commitment will be $             and (ii) Assignee’s Tranche B Commitment will be $            .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date (i) Assignor’s Tranche A Commitment will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof) and (ii) Assignor’s Tranche B Commitment will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Toolrock Holding, Inc., a Delaware corporation, and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be             , 200_ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment arid assumption contemplated hereby.

10. Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

        , 20

Wachovia Bank, National Association,

as Agent

301 South College Street

Charlotte, North Carolina 28202

Attention: Portfolio Manager-Latrobe

Re:	Latrobe Steel

Ladies and Gentlemen:

Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Latrobe Steel Company, a Pennsylvania corporation, and OH&R Special Steels Company, a Delaware corporation (collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated March         , 2008, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                                                   (the “Assignor”) to                                                   (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                      (    %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $            , as the same may be further reduced by other assignments on or after the date hereof.

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(A) Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B) Payment instructions:

Account No.:
At:
Reference:
Attention:

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Title:

ACKNOWLEDGED:

LATROBE STEEL COMPANY

By:
Title:

EXHIBIT B

to

LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

See attached.

B-1

Wachovia Bank, National Association	Date:
AVAILABILITY REPORT	BBC As of Date:
Number:

BORROWER	Latrobe Specialty Steel
ADDRESS	2626 Ligonier Street, P.O. Box 31, Latrobe, PA 15650-0031

				Manufacturing	Distribution	Consolidated

Accounts Receivable Outstanding Assigned To Wachovia Capital Finance (Previous Report)				$—	$—	$—

Additions To Accounts Receivable:				$—	$—

New Billings
Miscellaneous Debits				$—	$—

Less Credit Memos				$—	$—

Net Additions To A/R:				$—	$—	$—

Deductions To Accounts Receviable:
Collections				$—	$—

Discounts Allowed				$—	$—

Returns and Allowances				$—	$—

Other				$—	$—

Net Deductions To A/R:				$—	$—	$—

Accounts Receivable Outstanding Assigned To Wachovia Capital Finance				$—	$—	$—

Less: Ineligible A/R (see attached schedules for detail)				$—	$—	$—

Eligible Accounts Receivable				$—	$—	$—

Advance Rate
Availability From Accounts Receivable	@	85.00%		$—	$—	$—	(+)

Total lnv Limit
Availability From Inventory - see attached schedules for detail		75.00%		$—	$—	$—	(+)

Foreign A/R Limit
Excess Eligible Foreign AIR Calculation		$—	$7,000			$—	(-)

Slow Move Inv limit
Excess Eligible Slow Move lnventory Calculation		$—	$3,000			$—	(-)

In-Transit Inv limit
Excess Eligible In-Transit Inventory Calculation		$—	$5,000			$—	(-)

Tranche A Borrowing Base (excluding FILO) Before Loans and Reserves						$—

		Advance Rate		FILO Limit
Tranche B Borrowing Base (FILO Availability)		@ 10.00%	$—	$25,000		$—

Total Availability (Tranche A + Tranche B) Before Loans and Reserves						$—

Total Rent Reserves - see attached schedules for detail				$—	$—	$—	(-)

Total Availability Before Loans and After Reserves						$—

Total Line of Credit Limit		$200,000

Lesser of Line of Credit limit or Total Availability Before Loans and L/Cs						$—

LC Sub limit
Standby L/Cs		$—	$10,000			$—

Availability Before Loans and After L/Cs						$—

Loan Balance Previous Report	$

Less: Cash Remitted Today		$—

Additional Borrowing This Report		$—

Loan Balance Today						$—

Net Availability After Loans, L/Cs, and Reserves						$—

Less: Transaction Fees						$—

Net Availability After Transaction Fees						$—

Pursuant to the provisions of the Credit Agreement dated as of [February 29,2008] (the “Credit Agreement”) among                              (the “Borrower”), Wachovia Bank, National Association (“Wachovia”), as the Administrative Agent, the Collateral Agent and an LC Issuer, and                                          the Borrower hereby delivers this Borrowing Base and Loan Report to Wachovia, as the Administrative Agent. Capitalized terms used in this Borrowing Base and Loan Report and not otherwise defined herein have the meanings specified in the Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION	CLIENT:	Latrobe Specialty Steel

301 S College Street - NC0479	BY:

Charlotte, NC 28202	Name/Title:

EXHIBIT C

to

LOAN AND SECURITY AGREEMENT

Information Certificate

See attached.

C-1

INFORMATION CERTIFICATE

OF

LATROBE STEEL COMPANY

March 6, 2008

Wachovia Bank, National Association,

        as Agent

301 South College Street

Charlotte, North Carolina 28202

In connection with the Loan and Security Agreement (the “Credit Agreement”) dated as of March 6, 2008, among Wachovia Bank, National Association (“Wachovia”) and certain other lenders (together with Wachovia in its individual capacity, collectively, “Lenders”) and for whom Wachovia is acting as agent (in such capacity, “Agent”), Toolrock Holding, Inc. (“Toolrock”), Latrobe Steel Company (“Latrobe”) and OH&R Special Steels Company (“OH&R” and together with Toolrock and Latrobe, each, individually, a “Company” and, collectively, the “Companies”), each of the Companies represents and warrants to Agent and Lenders the following information with respect to itself and in each case as of the Closing Date. Unless otherwise defined herein, capitalized terms used in this Information Certificate shall have the meaning given to such terms in the Credit Agreement.

1.	The full and exact name of each Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

Toolrock Holding, Inc. (“Toolrock”)

Latrobe Steel Company (“Latrobe”)

OH&R Special Steels Company (“OH&R”)

2.	Each Company uses the following trade name(s) in the operation of its business:

Latrobe Electric Steel Company

Latrobe uses a trade name “Koncor Industries” to describe the distribution division that is located at Wauseon, OH (an unregistered trade name)

3.	Each Company is a registered organization of the following type:

Company	Date of Organization	Jurisdiction of Organization
Toolrock	December 7, 2006	Delaware
Latrobe	March 10, 1913	Pennsylvania
OH&R	August 6, 1996	Delaware

4.	The organizational identification number of each Company issued by its jurisdiction of organization is as set forth below:

Company	ID No.
Toolrock	4250006
Latrobe	199331
OH&R	2647272

5.	The Federal Employer Identification Number of each Company is as follows:

Company	FEIN
Toolrock	20-5927926
Latrobe	25-0610595
OH&R	04-3324809

6.	Each Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:

Company	Jurisdiction
Toolrock	None
Latrobe[1]	California Connecticut Georgia Illinois Massachusetts Michigan Ohio South Carolina
OH&R	California
Illinois
Massachusetts
Ohio
Pennsylvania
South Carolina
Tennessee

7.	During the last five years, the name of each Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

[1]

Latrobe filed for withdrawal of its qualification in the State of New Jersey in late 2005. The withdrawal is still pending because of an unresolved tax dispute of about $6,000 for the years 2002-2004. The withdrawal request may have expired and will need to be refiled after the taxes have been resettled.

2

Company	Date of Change	Prior Name
Toolrock	No changes	N/A
Latrobe	No changes	N/A
OH&R	No changes	N/A

8.	Since the date of five (5) years prior to the date hereof, each Company has made or entered into the following mergers or acquisitions:

Company	Merger/Acquisition	Date
Toolrock/Latrobe	Toolrock Acquisition Corp. purchase of all of the outstanding stock of Latrobeand subsequent merger with and into Toolrock	December 8, 2006

9.	The chief executive office and mailing address of each Company is located at the address indicated for such Company on Schedule 8.2 hereto.

10.	The books and records of each Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated for such Company on Schedule 8.2 hereto.

11.	Each Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated for such Company on Schedule 8.2 hereto.

12.	Each Company’s assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth on Schedule 8.4 hereto and as otherwise permitted by the Credit Agreement.

13.	Except as set forth on Schedule 8.6 hereto, (a) there is no investigation by any Governmental Authority pending, or to any Company’s knowledge threatened, against or affecting any Company, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to any Company’s knowledge threatened, against any Company or its or their assets or goodwill, or against or affecting any transactions contemplated by the Credit Agreement, in each case under clauses (a) and (b), which if adversely determined against such Company could reasonably be expected to have a Material Adverse Effect.

14.

(a) Except as set forth on Schedule 8.8 hereto, the Companies and any Subsidiary of any Company have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or to the best of such Company’s knowledge, off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit where such violation has or could reasonably be expected to have a Material Adverse Effect, and the operations of Companies and any Subsidiary of any Company complies with all Environmental Laws and all Permits

3

where the failure to so comply has or could reasonably be expected to have a material adverse effect.

(b)	Except as set forth on Schedule 8.8 hereto, there has been no investigation by any Governmental Authority or any proceeding, written complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Company’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Company and any Subsidiary of any Company or the release, spill or discharge, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which adversely affects or could reasonably be expected to have a Material Adverse Effect.

(c)	Except as set forth on Schedule 8.8 hereto, to the best of the Companies’ knowledge, there has been no release, spill or discharge of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which could reasonably be expected to give rise to liability under any Environmental Law, and such that either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

(d)	Except as set forth on Schedule 8.8 hereto, the Companies and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Companies under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

15.	All of the deposit accounts, investment accounts or other accounts in the name of or used by any Company maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of each Company to establish new accounts in accordance with Section 5.2 of the Credit Agreement.

16.	As of the date hereof, the Companies do not have any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 hereto. Schedule 8.11 hereto sets forth all of the material agreements or other arrangements of any Company pursuant to which such Company has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and Schedule 8.11 hereto sets forth the dates of the expiration of such agreements or other arrangements of such Company as in effect on the date hereof.

17.	Each Company does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 hereto and Sponsor Portfolio Companies.

18.	Each Company is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 hereto. The

4

issued and outstanding shares of Capital Stock of each Company as of the date hereof are directly and beneficially owned and held by the persons indicated on Schedule 8.12 hereto (except with respect to those shareholders of Toolrock which own less than ten (10%) percent of the Capital Stock of Toolrock).

19.	Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Company and any union, labor organization or other bargaining agent in respect of the employees of any Company on the date hereof.

20.	No Company is a party to or bound by any Material Contract.

21.	No Company has any Indebtedness except as set forth on Schedule 9.9 hereto or as otherwise permitted by the Credit Agreement.

22.	No Company has made any loans or advances or guaranteed or otherwise become liable for the obligations of any others, except as set forth on Schedule 9.10 hereto and as otherwise permitted by the Credit Agreement.

23.	No Company has any chattel paper (whether tangible or electronic) or instruments as of the date hereof.

24.	No Company has any commercial tort claims.

25.	The officers of each Company and their respective titles are as follows:

Company	Title	Name
(a) Toolrock	President	Hans J. Sack
	Vice President, Secretary & Treasurer	Dale B. Mikus

(b) Latrobe	President & Chief Executive Officer, Vice President, Secretary & Treasurer	Hans J. Sack Dale B. Mikus

(c) OH&R	President	Hans J. Sack
	Vice President, Secretary & Treasurer	Dale B. Mikus

The following will have signatory powers as to all transactions of each Company pursuant to, or in connection with the transactions contemplated by, the Credit Agreement: Dale B. Mikus, Hans J. Sack.

5

26.	The members of the Board of Directors of each Company (or, if the Company is a limited partnership, the general partner or, if the Company is a limited liability company, the managers) are:

Company	Directors
Toolrock	Steven E. Karol
Thomas O. Hicks
Latrobe	Steven E. Karol
Thomas O. Hicks
OH&R	Steven E. Karol
Thomas O. Hicks

27.	Each Company has filed, or caused to be filed, in a timely manner all income and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Company has paid or caused to be paid all federal and other material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings reasonably diligently pursued and available to such Company and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

28.	Certified Public Accountants for each Company is the firm of:

Name: KPMG

Address: One Mellon Center, Pittsburgh, PA 15219

Partner Handling Relationship: Richard Creese

Were statements uncertified for any fiscal year? No

6

Agent and Lenders shall be entitled to rely upon the foregoing in all respects and each of the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company for which he is signing.

Very truly yours, TOOLROCK HOLDING, INC.

By:	/s/ Dale B. Mikus
Title:	VP. Chief Financial Officer

LATROBE STEEL COMPANY

By:	/s/ Dale B. Mikus
Title:	VP. Chief Financial Officer

OH&R SPECIAL STEELS COMPANY

By:	/s/ Dale B. Mikus
Title:	VP. Chief Financial Officer

Signature Page to Information Certificate

SCHEDULE 8.2

to

INFORMATION CERTIFICATE

Locations

A.	Company: Toolrock

1.	Chief Executive Office

One Cranberry Hill

750 Marrett Road, Suite 401

Lexington, MA 02421

2.	Location of Books and Records

One Cranberry Hill

750 Marrett Road, Suite 401

Lexington, MA 02421

3.	Locations of Inventory, Equipment and Other Assets

None.

B.	Company: Latrobe

1.	Chief Executive Office

2626 Ligonier Street

P.O. Box 31

Latrobe, PA 15650

2.	Location of Books and Records

2626 Ligonier Street

P.O. Box 31

Latrobe, PA 15650

3.	Locations of Inventory, Equipment and Other Assets

Division	City/State	Address	Operation
Owned Locations
Latrobe Steel	Latrobe, PA	2626 Ligonier St., P. O. Box, Latrobe, PA 15650	Manufacturing
Latrobe Steel	Franklin, PA	1680 Debence Rd., Franklin, PA 16323	Manufacturing
Koncor Industries	Wauseon, OH	14614 County Rd., Wauseon, OH 43567	Manufacturing
Latrobe Steel	Latrobe PA	Avenue E, Latrobe PA 15650	None

Leased Locations:
Latrobe Steel	Sterling Heights, MI	34100 Mound Rd., Sterling Heights, MI 48310	Warehouse
Latrobe Distribution	Chicago, IL	933 East 95th Street, Chicago, IL 60619	Warehouse
Latrobe Distribution	Northborough, MA	2 Beeman Rd., Northborough, MA 01532	Warehouse
Latrobe Specialty Steel Europe, Inc.	Sheffield, UK	Newhall Rd, Sheffield, UK S9 2QL	Warehouse

Manufacturing (Consignment Locations):
Alcoa Fastening Systems	Fullerton, CA	801 S. Placentia Ave., Fullerton, CA 92831	Customer Location
Dauphin Precision Tool LLC	Millersburg, PA	200 Front Street, Millerburg, PA 17061	Customer Location
Firth Brown Tools Inc.	Cambridge, ON	115 Dundas Street, Cambridge, ON N1R 5T8	Customer Location
Firth Rixson Inc.	Rochester, NY	181 McKee Road, Rochester, NY 14603	Customer Location
Greenfield Industries Inc.	Evans, GA	470 Old Evans Road, Evans, GA 30809	Customer Location
Greenfield Industries Inc.	Clemson, SC	2501 Davis Creek Road, Clemson, SC 29631	Customer Location
Irwin Industrial Tool Co.	De Witt, NE	108 South Pear Street, De Witt, NE 68341	Customer Location
Landis Threading Systems	Waynesboro, PA	360 South Church Street, Waynesboro, PA 17268	Customer Location
Niagara Cutter	Reynoldsville, PA	150 South Fifth Street, Reynoldsville, PA 15851	Customer Location
SPS Technologies Inc.	Jenkintown, PA	301 Highland Avenue, Jenkintown, PA 19046	Customer Location
Tivoly Inc.	Derby Line, VT	434 Baxter Avenue, Derby Line, VT 05830	Customer Location

Distribution (Outside Processors):
Trinel	Brook Park, OH	5251 W. 137 St, Brook Park, OH 44142	Vendor Location
Braeburn	Lower Burrell, PA	101 Braeburn St, Lower Burrell, PA 15068	Vendor Location
Universal	Bridgeville, PA	600 Mayer St., Bridgeville, PA 15017	Vendor Location
Latrobe	Latrobe, PA	Po Box 31, Latrobe PA 15650	Vendor Location
Keystone	Titusville, PA	11663 McKinney Street, Titusville, PA 16354	Vendor Location
Hammond & Irving	Auburn, NY	254 North Street, Auburn, NY 13021	Vendor Location
Carpenter	Bridgeville, PA	600 Mayer Street, Bridgeville, PA 15017	Vendor Location

C. Company: OH&R

1.	Chief Executive Office

1551 Vienna Parkway

Vienna, OH 44473

2.	Location of Books and Records

1551 Vienna Parkway

Vienna, OH 44473

3.	Locations of Inventory, Equipment and Other Assets

Division	City/State	Address	Operation

Owned Locations:
	Northborough, MA	2 Beeman Rd., Northborough, MA 01532	Warehouse
	White House, TN	3123 Pleasant Grove Rd., Whitehouse, TN 37188	Warehouse

Leased Locations:
	Marlborough, MA	225 Cedar Hill St., Suite 17, Marlborough, MA 01752	Office
	Chicago, IL	933 East 95th Street, Chicago, IL 60619	Warehouse
	Sterling Heights, MI	34100 Mound Rd., Sterling Heights, MI 48310	Warehouse
	Vienna, OH	1551 Vienna Industrial Pkwy, Vienna, OH 44473	Office&Warehouse

Distribution (Consignment Locations):
Concor Tool	Hayward, WI	9665 N. Concor Rd., Hayward, WI 54843	Customer Location
Precision Steel	Toledo, OH	31 E. Sylvania Ave., Toledo, OH 43612	Customer Location
Hudson Metals	Huntingdon Beach, CA	7932 Earl Circle, Huntington Beach, CA 92647	Customer Location
Carpenter Powder Prod	Bridgeville, PA	600 Mayer Street, Bridgeville, PA 15017	Customer Location

Manufacturing (Outside Processors):
American Hollow Bar	Erie, PA	1901 Raspberry Street, P.O. Box 228, Erie, PA 16512	Customer Location
Banner	Carol Stream, IL	494 E. Lies Rd., Carol Stream, IL 60188	Customer Location
Bluff City	Maple Heights, OH	5800 Sterling Avenue, Maple Heights, OH 44137	Customer Location
Braeburn	Lower Burrell, PA	101 Braeburn Road, Lower Burrell, PA 15068	Customer Location

Division	City/State	Address	Operation
Brown-Pacific	Santa Fe Springs, CA	13639 E. Bora Drive, Santa Fe Springs, CA 90670	Customer Location
Carpenter Technologies	Reading, PA	101 West Bern Street, Bldg 104, Reading, PA 19601	Customer Location
Dearborn	Fryenurg, ME	6 Dearborn Drive, PO Box 126, Fryenurg, ME 04037	Customer Location
Dynamic Machine Works	Billerica, MA	Dynamic Flowform, 12 Suburban Park Drive, Billerica, MA 01821	Customer Location
Haynes International	Arcadia, LA	3786 Second Street, Arcadia, LA 71001	Customer Location
Lehigh Heavy Forge	Bethlehem, PA	275 Emery Street, Bethlehem, PA 18015-2042	Customer Location
Metal Finishing Services	Beaver Falls, PA	4023 4th Avenue, Beaver Falls, PA 15010	Customer Location
Orbit	Middleburg Heights, OH	6840 Lake Abram Drive, Middleburg Heights, OH 44130	Customer Location
Penn State Special Mettals LLC	Koppel, PA	7544 Rt. 18 North, Koppel, PA 16136-0617	Customer Location
Pittsburgh Flat Roll	Pittsburgh, PA	1200 Reedsdale Street, Pittsburgh, PA 15233	Customer Location
Precision Kidd	Aliquippa, PA	One Quality Way, Aliquippa, PA 15001	Customer Location
Republic Special Metals, Inc.	South West Canton, OH	2201 Harrison Avenue, South West Canton, OH 44706	Customer Location
Rex Heat Treat	Landsdale, PA	8th Street and Valley Forge Road, P.O. Box 270, Landsdale, PA 19446	Customer Location
Rome Metals	Rochester, PA	499 Delaware Avenue, Rochester, PA 15074	Customer Location
Shasta	Aliquippa, PA	300 Steel Street, Aliquippa, PA 15001	Customer Location
Timken – Canton	Canton, OH	2401 Gambrinus Road, Canton, OH 44706	Customer Location
Universal Welding	Export, PA	5578 Old William Penn Highway, Export, PA 15632	Customer Location
Wptl Imm Tank	New Kensington, PA	1010 Industrial Blvd., New Kensington, PA 15068	Customer Location
Wptl lg. Tactic and Wptl SM. Tactic	New Kensington, PA	1010 Industrial Blvd., New Kensington, PA 15068	Customer Location

SCHEDULE 8.4

to

INFORMATION CERTIFICATE

Existing UCC Filings*

Latrobe Steel Company

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description
PA Department of State Uniform Commercial Code Section	2006121300400	12/11/06	UCC-1	Sankaty Advisors, LLC

The Collateral described in Exhibit A attached hereto.

All of Latrobe Steel Company’s right, title and interest in, to and under all personal and real property and fixtures and other assets...

(a) All accounts, contract rights, instruments, document, chattel paper...(b) All goods (other than Inventory)...(c) All general intangibles...(d) All now owned or hereafter acquired goods....

PA Venango County Recorder	BK0429PG0350	12/12/06	UCC-1	Sankaty Advisors, LLC	All of those assets of the Debtor described in Exhibit A attached hereto. All present and future right, title and interest of the Debtor in and to all property constituting the following property....

*	Does not indicate liens of existing lender(s) to be repaid with proceeds of initial disbursements of loans under new Wachovia facility.

S-1

Latrobe Steel Company

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description

(1) all of the tenements, hereditaments, appurtenances and all the estates and rights of the Debtor in and to the Land; (2) all right, title and interest of the Debtor in and to all streets, roads and public places...

Schedule A-l: Legal Description (Franklin)

OH Fulton County Recorder	66377	12/12/06	UCC-1	Sankaty Advisors, LLC

All of those assets of the Debtor described in Exhibit A attached hereto.

All present and future right, title and interest of the Debtor in and to all property constituting the following property...

(1) all of the tenements, hereditaments, appurtenances and all the estates and rights of the Debtor in and to the Land; (2) all right, title and interest of the Debtor in and to all streets, roads and public places...

Schedule A-l: Legal Description (Wauseon) - Situated in the Township of Dover, County of Fulton and State of Ohio....

PA Westmoreland County Recorder	200612120060130	12/12/06	UCC-1	Sankaty Advisors, LLC

All of those assets of the Debtor described in Exhibit A attached hereto.

All present and future right, title and interest of the Debtor in and to all property constituting the following property...

(1) all of the tenements, hereditaments, appurtenances and all the estates and rights of the Debtor in and to the Land; (2) all

Latrobe Steel Company

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description
					right, title and interest of the Debtor in and to all streets, roads and public places.... Schedule A-1: Legal Description (Latrobe)

PA Westmoreland County Recorder	200702230008350	02/23/07	UCC-3 Amendment	Sankaty Advisors, LLC

Amendment of #200612120060130

Collateral deleted: All that certain parcel of land situate in the City of Latrobe, Westmoreland County, Pennsylvania, being known and designated as Parcel B-1 in the Latrobe Steel Company Subdivision No. 3 as recorder in the Recorders Office of Westmoreland County as Instrument Number 200612220062092....

OH&R Special Steels Company

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description
DE Secretary of State	20410104	02/14/02	UCC-1	Ferrostaal Incorporated

Electric Furnace Melted, Fine Grain, Vacuum Degassed, Ingot Cast, Press Forged, Annealed Tool Steel Rounds ACC To AISI D 2 and ASTM 681. Material is rough turned and decarb free Hardness 255 BHN

Electric Furnace Melted, Fine Grain, Vacuum Degassed, Ingot Cast, Press Forged, Annealed Tool Steel Rounds ACC To AISI A 2 and ASTM 681. Material is rough turned and decarb free Hardness 248 BHN

DE Secretary of State	21592678	06/28/02	UCC-1	Ferrostaal Incorporated	Powered Metal High Speed Tool Steel rolled or forged round bars, slabs (flat bars), and billets in the following grades: ALL, T15, M2, M$, M48, M50, Duratech 30, Duratech Nine, Duratech 20CV

DE Secretary of State	31785495	06/05/03	UCC-1	Mazak Corporation	One Mazak Nexus Quick Turn 200 with Fusion 640T Nexus Control S/N 160136

DE Secretary of State	40341083	02/09/04	UCC-1	Raymond Leasing Corporation	Raymond 76SL60TN 01957, 01959 C&D 9C15011 4H00532, 4H00533, 4H00534, 4H00535, 4H00536, 4H00537

DE Secretary of State	64241188	12/05/06	UCC-1	Director of Development of the State of Ohio

See attached.

5 Magnet Lifts, Rework P&H Crane, 12 Pallet Racks, 2 Lifts & Conveyor System-Bar Pulls, 6 Lift Tables for Bandsaws, 6 Storage Racks-Maint Dept, Racks-Storage Room, Jarke Racks Relocation, 4 Cantilever

OH&R Special Steels Company

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description
					Racks, Pallet Racks-CNC Dept, Clymer Racks-39 Double 31 Single, Horiz Prod Mill w/ Fixtures ...machinery and equipment....

DE Secretary of State	64326815	12/11/06	UCC-1	Sankaty Advisors, LLC

The Collateral described in Exhibit A attached hereto.

All of OH&R Special Steels Company’s right, title and interest in, to and under all personal and real property and fixtures and other assets...

(a) All accounts, contract rights, instruments, document, chattel paper...(b) All goods (other than Inventory)...(c) All general intangibles...(d) All now owned or hereafter acquired goods....

TN Robertson County Register of Deeds	BK1161/PG487	01/13/07	UCC-l	Sankaty Advisors, LLC

All of those assets of the Debtor described in Exhibit A attached hereto.

The maximum principal Indebtedness for Tennessee recording tax purpose is $198,979.59.

All present and future right, title and interest of the Debtor in and to all property constituting the following property...

(1) all of the tenements, hereditaments, appurtenances and all the estates and rights of the Debtor in and to the Land; (2) all right, title and interest of the Debtor in and to all streets, roads and public places...

Schedule A-l: Legal Description (White

OH&R Special Steels Company

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description
House) – All that certain piece, parcel, or tract of land situate, lying, and being located in Robertson County, State of Tennessee, containing 1.996 acres....

MA Worcester County (Worcester District) Registry	BK40457/PG362	01/04/07	UCC-l	Sankaty Advisors, LLC

All of those assets of the Debtor described in Exhibit A attached hereto.

All present and future right, title and interest of the Debtor in and to all property constituting the following property...

(1) all of the tenements, hereditaments, appurtenances and all the estates and rights of the Debtor in and to the Land; (2) all right, title and interest of the Debtor in and to all streets, roads and public places...

Schedule A-1: Legal Description (Northborough) - A certain parcel of land situated on Beeman Road (a private way) in the Town of Northborough, Worcester County, Commonwealth of Massachusetts, being shown as Lot No. 2-B....

Toolrock Holding, Inc.

JURISDICTION	File #	File Date	Type	Secured Party	Collateral Description
DE Secretary of State	64326823	12/11/06	UCC-1	Sankaty Advisors, LLC

The Collateral described in Exhibit A attached hereto.

All of Toolrock Holding, Inc.’s right, title and interest in, to and under all personal and real property and fixtures and other assets...

(a) All accounts, contract rights, instruments, document, chattel paper...(b) All goods (other than Inventory)...(c) All general intangibles...(d) All now owned or hereafter acquired goods....

Continuation to Schedule 8.4

Existing Mortgages

A.	Latrobe

1.	Open-End Mortgage and Security Agreement dated December 8, 2006 in favor of Sankaty Advisors, LLC, as collateral agent (the “Sankaty Agent”) (Latrobe, PA)

2.	Open-End Mortgage and Security Agreement dated December 8, 2006 in favor of the Sankaty Agent (Franklin, PA)

3.	Open-End Mortgage and Security Agreement dated December 8, 2006 in favor of the Sankaty Agent (Wauseon, Ohio)

B.	OH&R

1.	Deed of Trust and Security Agreement dated December 8, 2006 in favor of the Sankaty Agent (White House, Tennessee)

2.	Open-End Mortgage and Security Agreement dated December 8, 2006 in favor of the Sankaty Agent (Northborough, Massachusetts)

S-1

SCHEDULE 8.6

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INFORMATION CERTIFICATE

Pending Litigation

Pending or Threatened Actions:

1.	George Thomas Dziak v. The Timken Company and Timken Latrobe Steel and Derry Construction Company, Inc., Case No. 08476 of 2004, In The Court of Common Pleas, Westmoreland County, Pennsylvania. The matter arises out of an accident which occurred in a parking lot at the Latrobe site in December of 2002 when plaintiff, George Dziak, was clearing snow with a backhoe. The plaintiffs backhoe struck a pipe and the impact caused the plaintiff to be jerked forward in his seat. He sustained a spinal cord injury, resulting in nearly total paralysis. Latrobe’s insurers have been put on notice and local counsel was retained. Damages are not specified in the complaint, but they will be significant given the permanent paralysis suffered by plaintiff. Damages could be as high as $1.5 million even if a jury would find some fault on the part of the plaintiff. It is the intention of Latrobe to vigorously defend in this matter. The case is not suitable for summary disposition since questions of fact on negligence and assumption of risk are jury questions. This case has definite settlement value, but no demand yet made.

2.	Pennsylvania Human Relations Commission Case No. 2004 07 236; EEOC number 17FA563023 (Dwayne R. Skillings charge of discrimination against Latrobe). In August 2005, Dwayne Skillings filed a charge of discrimination with the Pennsylvania Human Relations Commission against Latrobe, alleging that his former position at the Latrobe’s Latrobe Plant had been restructured and that only white employees were selected for the new position. Latrobe has supplied requested information and data to the Pennsylvania Human Relations Commission and denies that Mr. Skillings’ race was any consideration in the determination to staff the newly restructured job position which he formerly held. Latrobe intends to continue to contest this matter vigorously. There is no exposure assessment yet.

3.	In November, 2005, Bell Helicopter (“Bell”) made a claim for $201,000 that alloy sold by Latrobe did not meet the specification. Latrobe rejected the claim. Claim seems to have faded away. Some product might be returned, but the cost would be minimal. There is no exposure assessment.

Actions showing on the Prothonotary’s docket for which no complaint was ever filed:

1.

Wilson, et al. v. Latrobe, et al.; Case No. 2668 of 1999. James Wilson was an employee of Latrobe who was injured in an accident on June 10, 1997. He filed a Praecipe for Writ of summons on May 20, 1999, apparently to toll the two-year statute of limitations. Because Mr. Wilson was an employee of Latrobe at the time of the accident, the liability of Latrobe would be limited to any recovery made under Workers’ Compensation. Since no complaint was ever filed, the exact nature of the claim is unknown. Latrobe decided not to issue a rule upon them to file a complaint, which explains why the case remains open on the Prothonotary’s docket.

2.	Yokopenic v. Latrobe; Case No. 6817 of 2001. A Praecipe for Writ of Summons was filed, but no pleadings have ever been filed. The nature of the claim is unknown.

Pending grievances:

1.	Grievance No. 1207A (John Austraw and all affected employees). In May, 2006, an external audit revealed an error in the payroll for January, 2004. One pay period had been input twice. As a result, an internal audit was done of all employees that retired after that period. Of all the employees that retired during that period, nine were negatively impacted as a result. The reduction in monthly pension ranges from $9.18 per month to $54.68 per month, most however, fall in the $20-35.00 range. The grievance was heard at Step 3 process of the grievance procedure. The Union is asking that the employees be allowed to return to work at their pre-retirement job, with no abridged service, but continuation of service. It is expected that the Union will appeal to arbitration. It is unlikely that the arbitrator would deny this grievance and require LSS to return these employees to their previous jobs. We have examined the option of a one time payment, based on life expectancy and have estimated the total cost to equal between $44,000-51,000.

2.	Grievance No. 1407A (Brian Trice and all affected employees). Certain group of employees of the Mesta crew allege that the Mesta press schedule went from 2 turns to 3 turns. Employees were not offered shift selection according to seniority. This grievance does not involve a monetary remedy. The remedy would be that LSC would be obligated to offer shift preference in accordance with seniority and job qualifications when there is a schedule change.

3.	Grievance No. 3007D (Andrew Urban). Employee claims that he reported to work on a Saturday, December 8, 2007 and was sent home. He is asking for 4 hour reporting pay as defined in the Collective Bargaining Agreement. Mr. Urban was not scheduled to work on Saturday, December 8, 2007. The Finishing Department schedule shows Mr. Urban as off for Saturday, December 8, 2007. This grievance is scheduled for Step 3 of the grievance procedure. It is expected that this grievance will be withdrawn by the Union.

4.	Grievance No. 3107D (David Opsitnick & Andrew Urban). Employees protest disciplinary action of an oral warning for leaving their assignment before the end of the shift. Both were seen entered the shower room before the end of their shift. A Step 3 meeting was held between the Company and the Union on January 28, 2007. It is expected that this grievance will be withdrawn by the Union.

5.

Grievance No. 108D (Edgar Dahlman). This grievance involves seniority rights when on a Temporary Bidded Job. Mr. Dahlman was on a temporary bid, when he bid on a job in the department he was currently working in. The Company and the Union had previously agreed that you cannot hold seniority in two departments, therefore, when you are on a temporary bid, you will hold seniority in the department where you are currently working. If the permanent employee returns, the employee on the Temporary bid will return to his original department, and maintain his department seniority. By the time the bid sheet got down to Mr. Dahlman’s name, he was no longer in the finishing department. He had been returned to prior department and now held seniority in that department. Therefore, he was ineligible for the job. We skipped him on the bid sheet and went down to the next employee. He is claiming he is entitled to that job as he was in the department when he signed the bid sheet. The Company position is that you can not hold seniority in two departments, therefore, once he was back in his original department that is where his seniority held. I suspect this will end in arbitration. This may have some monetary effect, but the employee has been working so it does not appear to be substantial. The issue here is the contract language and the seniority rights.

6.	Grievance No. 208B (George Cole). This grievance involves an employee who protests not being permitted to bump a non-departmental employee from daylight shift the week of 11/5/2007. Contractually, employees have no bumping rights. In addition, there was no vacancy on the daylight shift that week. The employee in question was an employee in training, and occasionally was paid at a non-training rate depending upon what he was doing. The only time an employee can move shifts is when a vacancy becomes available on the shift. It is expected that this grievance will be withdrawn, as since it was filed, a vacancy has become available due to a retirement and Mr. Cole is now working the daylight shift.

Orders:

Decision and Order re Thiry vs. Latrobe, No. 3309 of 2003 in the Court of Common Pleas of Westmoreland County, Pennsylvania. This litigation arose out of a claim by the former wife of a deceased salaried retiree. It was alleged that the former spouse was entitled to benefits pursuant to the 1985 pension plan for salaried employees at Latrobe. At the time of the salaried employee’s death, a second spouse survived him. It was the prior spouse’s assertion that a Qualified Domestic Relations Order granted her a lifetime benefit and that she should be entitled to the benefits under the Latrobe’s plan rather than the surviving second spouse. This matter proceeded to trial. Court finds in favor of the plaintiff and awarded to the plaintiff the sum of $7125, which represents the 15 months of $475.00 that have been withheld to date. As further damages, the Court directs that the defendants pay to the plaintiff the sum of $475.00 per month for her lifetime.

SCHEDULE 8.8

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INFORMATION CERTIFICATE

Environmental Compliance

Latrobe, PA

1.	Past releases of leachate to surface waters and soils surrounding the residual waste landfill, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Company, Latrobe, PA (“Latrobe, PA Phase I Report”), prepared by Delta Environmental Consultants, Inc. (“Delta”), dated October 31, 2006

2.	Area of dark stained soil adjacent to treatment (settling) ponds located at the southeast corner of the Continuous Rolling Mill portion of the Latrobe property, as described in the Latrobe, PA Phase I Report

3.	Dark stained area surrounding staging area for dry grinding swarf, scale and small metal scrap located behind Continuous Rolling Mill building and in close proximity to storm water outfall No. 3 which discharges into Loyalhanna Creek, as described in the Latrobe, PA Phase I Report

4.	Release of slag wastewater to Loyalhanna Creek via runoff to adjacent storm water catch basin adjacent to slag storage building at Melt Shop, as described in the Latrobe, PA Phase I Report

5.	Releases of Argon Oxygen Decarburization baghouse dust, as described in the Latrobe, PA Phase I Report

6.	Releases of Electric Arc Furnace baghouse dust, as described in the Latrobe, PA Phase I Report

7.	Discharge from storm and floor drains in manufacturing areas both within buildings and at outside areas to nearby storm water discharge locations, including August 1992 release of oily water to storm water management system which discharges to Loyalhanna Creek, as described in the Latrobe, PA Phase I Report

8.	Staining of concrete and brick floor in Main Site buildings, concrete floor of Melt Shop buildings and Continuous Rolling Mill buildings, as described in the Latrobe, PA Phase I Report

9.	Contamination in soil and ground water on portion of property formerly owned by American Cyanamid (the Cap Works and Ross Site) and former coke ovens located on the former Cap Works property, as described in the Remedial Investigation Report Act 2 Release of Liability Former American Cyanamid Cap Works and Ross Sites, dated February 28, 2003 and in the Latrobe, PA Phase I Report

10.	Former underground tanks used for storage of diesel fuel, as described in the Latrobe, PA Phase I Report

11.	Disposal of Continuous Rolling Mill cooling pond sludge, as cited in June 27, 1989 Notice of Violation from Pennsylvania Department of Environmental Protection (“PA DEP”), as described in the Latrobe, PA Phase I Report

12.	PCB wastes from Thermal Induction Vacuum Furnace adjacent to Melt Shop, as described in the Latrobe, PA Phase I Report

13.	Unmanaged, unlabelled, damaged and leaking drums containing raw materials, oils and petroleum products, coolants and wastes, as described in the Latrobe, PA Phase I Report

14.	Asbestos containing materials, including in cement mortar between bricks in old coal fired boiler located in boiler room next to VAP area and in isolated boiler located in cold milling area, as described in the Latrobe, PA Phase I Report

15.	Metal grindings saturated with oil and cutting fluids which are drained to a concrete sump and then pumped to an aboveground storage tank, as described in the Latrobe, PA Phase I Report

16.	Fugitive air emission incidents, Notices of Violation and a Consent Order (1997), including reference to complaints from resident neighbors, as described in the Latrobe, PA Phase I Report

17.	General Notice/Demand and Request for Information Pursuant to Section 104 of CERCLA and Section 3007 of RCRA for the Elmore Waste Disposal Superfund Site, Greer, SC issued by US EPA Region 4 to The Timken Company (Aug. 2, 2000), and response thereto, as described in the Latrobe, PA Phase I Report

18.	Letter from PA DEP, dated August 15, 2005, indicating Timken may be responsible party in connection with Everglade Junkyard Site, Hempfield, PA, as described in the Latrobe, PA Phase I Report

19.	US EPA Region 7 Request for Information by letters dated August 15, 1996 and August 22, 1996, regarding the Hayford Bridge Road Groundwater Superfund Site and response thereto stating no information available, as described in the Latrobe, PA Phase I Report

20.	Notice of completion from US EPA in March 2000 regarding Metcoa Superfund Site, as described in the Latrobe, PA Phase I Report

21.	Notice of Potential Liability regarding PCB Treatment, Inc. Superfund Site from U.S. EPA Region VII to Latrobe Steel Co. (Sept. 16, 1997), PCB Treatment, Inc., and subsequent cash-out settlement, as described in the Latrobe, PA Phase I Report

22.	Letter from Indiana Department of Environmental Management to Latrobe Steel Co. regarding Four County Landfill Special Notice of Potential Liability (April 3, 2002), and subsequent de minimis settlement for OU #1, as described in the Latrobe, PA Phase I Report

23.	Letter from Douglas G. Haynam, Shumaker, Loop & Kendrick, LLP regarding Commercial Oil Services Group Ninth Phase II Assessment (Dec. 30, 2004), as described in the Latrobe, PA Phase I Report

24.	Deficiencies associated with aboveground storage tanks, as noted in the following in-service inspection reports, all prepared by Orbital Engineering, Inc.: Waste Water Storage Tank, dated January 11, 2006; Virgin Hydrochloric Acid Storage Tank No. 001A, dated May 19, 2006; Waste Hydrochloric Acid Storage Tank No. 002A, dated May 22, 2006; Sulfuric Acid Storage Tank No. 003A, dated May 22, 2006; Nitric Acid Storage Tank No. 004A, dated May 24, 2006; Spent Sulfuric Acid Storage Tank No. 005A, dated May 22, 2006; Spent Sulfuric Acid Storage Tank, dated May 22, 2006; Spent Nitric Hydrofluoric Acid Storage Tank No. 006A, dated May 22, 2006; Used Oil Storage Tank No. 007A, dated May 22, 2006; Diesel Fuel Storage Tank No. 008A, dated May 24, 2006. Indemnification is provided pursuant to Section 9.2(a)(xviii) of the Stock Purchase Agreement for certain of these deficiencies which are considered to be more significant.

25.	Citation and Notification of Penalty from OSHA to Timken Latrobe Steel Co. (April 17, 2001); Complaint: Chao v. Timken Latrobe Steel Co., Occupational Safety and Health Review Commission Docket No. 01-966; and subsequent Formal Settlement Agreement of September 2001

26.	Citation and Notification of Penalty from OSHA to Latrobe Steel Co. (Sept. 9, 1997), and Notice of Contest dated September 26, 1997; resolved, per OSHA’s on-line Inspection Data database

27.	Letter from OSHA to Latrobe Steel Co. regarding notice of safety and/or health hazards (Aug. 11, 2005), stating that no inspection would be conducted at that time; response thereto dated August 16, 2005 setting forth corrective actions; no further correspondence from OSHA

28.	Citation and Notification of Penalty from OSHA to Timken Latrobe Steel Co. (March 6, 2003), and subsequent Informal Settlement Agreement dated March 28, 2003

29.	Leaking of water soluble hydraulic oil, as cited in November 30, 2007 Notice of Violation from PA DEP, and response to Incident Report Request; no further correspondence from PA DEP

30.	Citation and Notification of Penalty from OSHA to Latrobe Specialty Steel Company (January 26, 2007), and subsequent Informal Settlement Agreement dated February 20, 2007

Franklin, PA

31.	On-site septic system/leachfield installed in 1994, and in use until at least 1996, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Company, Franklin, PA (“Franklin, PA Phase I Report”), prepared by Delta, dated October 30, 2006

32.	Some areas of debris in drainage trench associated with storm water retention pond at east edge of parking lot, with no sheen or odor observed in water in retention pond, as described in the Franklin, PA Phase I Report

33.	Oil staining throughout manufacturing area on concrete floor, which was observed to be in excellent condition, below cutting and grinding machines, as described in the Franklin, PA Phase I Report

34.	Residual material in drums stored outside on northeast corner of property on asphalt, as described in the Franklin, PA Phase I Report

Wauseon, OH

35.	As described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Koncor Plant, Wauseon, OH (“Wauseon, OH Phase I Report”), prepared by Delta, dated October 31, 2006, a septic system/on-site sewage treatment system was installed in 1974. The site has a long history of industrial use and waste generation, including generation of hazardous wastes and use of petroleum products which may have had the potential to be discharged to the sewer system via sinks or toilets.

36.	As described in the Wauseon, OH Phase I Report, the Wauseon, OH facility operated and maintained a barium salt heat treating operation with associated hazardous waste accumulation area and storage tank. The heat treating operation was discontinued and the hazardous waste tank and accumulation pad was closed in 1996.

37.	Four vents on the north side of building K-1 of the Wauseon, OH facility were observed to have a small black-stained area on the side of the building around the vents and on vegetation/soil directly beneath the vents, as described in the Wauseon, OH Phase I Report.

38.	Potential for runoff to be contaminated with petroleum products and/or hazardous substances and to be discharged to storm water system from catch basins located in northeast corner of parking area and on concrete storage pad adjacent to and east of building K-2 and eventually to Turkey Foot Creek, as described in the Wauseon, OH Phase I Report

39.	Stained areas of concrete floor observed to be in relatively good shape in manufacturing areas in buildings K-1 and K-2 and the concrete floor of K-3, as described in the Wauseon, OH Phase I Report

40.	Heavily stained area of concrete floor in building K-5, as described in the Wauseon, OH Phase I Report

41.	Former 10,000-gallon underground diesel fuel storage tank, as described in the Wauseon, OH Phase I Report

42.	Former 250-gallon aboveground kerosene tank with no documentation of removal or closure, as described in the Wauseon, OH Phase I Report

43.	Non-compliance with terms and conditions of NPDES Ohio EPA Facility Permit No. 2GR00582*AG, dated June 2004, as described in the Wauseon, OH Phase I Report

44.	Non-compliance with regulatory requirements with respect to the Spill Prevention Control and Countermeasures Plan, as described in the Wauseon, OH Phase I Report

45.	Non-compliance with respect to requirements for operating as Conditionally Exempt Small Quantity Generator of Hazardous Waste, as described in the Wauseon, OH Phase I Report

46.	A permit may be required for the air emissions from the oil/water evaporator, as described in the Wauseon, OH Phase I Report

47.	Suspect asbestos containing material in building K-1, as described in the Wauseon, OH Phase I Report

Northborough, MA

48.	On-site septic tank with leachfield constructed in 1985, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Distribution, Northborough, MA (“Northborough, MA Phase I Report”), prepared by Delta, dated October 30, 2006

49.	No stormwater permitting documentation, as described in the Northborough, MA Phase I Report

50.	Unneeded chemical materials are stored in a fire-proof location at the facility, as described in the Northborough, MA Phase I Report

51.	Drums containing machine coolant/hydraulic oil, as described in the Northborough, MA Phase I Report

52.	Speedi-dry absorbent used to clean up minor hydraulic oil spills associated with saws is disposed of in on-site solid waste dumpster as non-regulated waste, as described in the Northborough, MA Phase I Report

White House, TN

53.	Petroleum hydrocarbons were identified in groundwater monitoring wells downgradient of a former septic tank/leachfield in 1996, as described in the Phase I Environmental Site Assessment, Timken Latrobe Steel Distribution, White House, TN (“White House, TN Phase I Report”), prepared by Delta, dated October 30, 2006.

54.	Two former sumps (a 150-gallon below-ground machine coolant sump in the southeasterly portion of the building and a 2,800 gallon “sludge pit” located near the southeast building) and one current sump (a 150-gallon below-ground machine coolant sump in the northwesterly portion of the building) have been used at the White House, TN facility, as described in the White House, TN Phase I Report.

55.	Approximately 20 gallons of diesel fuel were released to the ground on the south side of the White House, TN plant (near the property line) on December 4, 2002, as described in the White House, TN Phase I Report.

56.	Release of motor oil from truck located in shipping/receiving bay on August 28, 2006, as described in the White House, TN Phase I Report

57.	Removal of petroleum contaminated soils from north storm water ditch, as described in the White House, TN Phase I Report

58.	Oil staining at various locations in manufacturing area on concrete floor, which was observed to be in excellent condition, as described in the White House, TN Phase I Report

59.	Storm water samples from Outfalls 001 and 002 were not analyzed for total recoverable zinc as listed in the permit, as described in the White House, TN Phase I Report

Sterling Heights, MI

60.	Surficial staining of concrete floor of warehouse and receiving area, as described in the Phase I Summary Findings

61.	Former 6,000-gallon heating fuel underground storage tank in December 1994, as described in the Phase I Summary Findings

62.	Used oil stored in unlabeled plastic containers and brought to local used oil recycle facility, as described in the Phase I Summary Findings

63.	Suspect asbestos containing materials, as described in the Phase I Summary Findings

Chicago, IL

64.	Removal of former 10,000-gallon underground fuel oil storage tank, as described in the Phase I Summary Findings

65.	Storm water retention basin with no sheen or odor observed to be associated with the pond at southern edge of parking lot within three feet of neighboring property, which contains stockpiles of debris and scrap, as described in the Phase I Summary Findings

66.	Oil staining on concrete, which was observed to be in good condition, below wooden pallet on which hydraulic oil and coolant are stored, as described in the Phase I Summary Findings

67.	Broken pallets and racks stored outside in gravel parking area, as described in the Phase I Summary Findings

68.	No storm water permitting documentation, as described in the Phase I Summary Findings

69.	Unlabelled hydraulic oil storage drums, as described in the Phase I Summary Findings

Vienna, OH

70.	Staining on concrete floor, which was observed to be in excellent condition, in manufacturing area below cutting and grinding machines, as described in the Phase I Summary Findings

Greer, SC

71.	Oil spillage beneath two above-ground storage tanks, one containing a mixture of waste motor oil and spent soluble oil and one containing virgin soluble oil, where no visible cracks were observed in the floor and the spillage did not appear to extend to the exterior wall, as described in the Phase I Environmental Site Assessment, OH&R Special Steels Company, 310 Brookshire Road, Greer, SC, dated March 2004 (“Greer, SC Phase I Report”)

72.	Dark stained soils limited in extent and of a surficial nature adjacent to eastern edge of concrete pad southwest of facility, reportedly resulting from previous storage/disposal practices for metal scraps and cuttings associated with cutting steel stock, which were discontinued in August 2003, as described in the Greer, SC Phase I Report

Marlborough, MA

73.	Petroleum staining on concrete floor of former manufacturing/warehouse area, as described in the Phase I/II Environmental Site Review, Houghton & Richards Facility, Marlborough, MA, dated August 1996 (“Marlborough, MA Phase I/II Report”)

74.	Petroleum hydrocarbons related to steel cutting operations between 1970 and 1191/1992 have penetrated the concrete floor of the former manufacturing/warehouse area, detected in 1996 in concentrations below the then-applicable regulatory standards set forth by the Massachusetts Contingency Plan, as described in the Marlborough, MA Phase I/II Report

Sheffield, United Kingdom

75.	Site-wide investigation of soil and groundwater quality, which identified hydrocarbons, PAH compounds, nickel, lead and copper, as described in the Phase I Summary Findings

76.	Oil staining in Building 61 on concrete floor below cutting and grinding machines, near two sunken sumps, as described in the Phase I Summary Findings

77.	Non-compliance with regulatory requirements for 300-gallon aboveground storage tank north of Building 38, as described in the Phase I Summary Findings

78.	Asbestos containing materials, including suspected asbestos containing material in fascia over entrance to Building 38 and lack of signs and asbestos management plan, as described in the Phase I Summary Findings

79.	Lack of documentation regarding proper disposal of hazardous waste, as described in the Phase I Summary Findings

SCHEDULE 8.10

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INFORMATION CERTIFICATE

Deposit Accounts; Investment Accounts

Latrobe

Bank Accounts

Bank Name	Location	Acct. Name
Mellon	Pittsburgh, PA	Timken Latrobe Steel Company (Lockbox)
Mellon	Pittsburgh, PA	Koncor Industries (Lockbox)
PNC Bank	Pittsburgh, PA	Latrobe Steel Company Collection Account
PNC Bank	Pittsburgh, PA	Latrobe Steel Company Funding Account
PNC Bank	Pittsburgh, PA	Latrobe Steel Company Controlled Disbursement Account

Investment Accounts: None

OH&R

Bank Accounts

Bank Name	Location	Acct. Name
Mellon	Pittsburgh, PA	OH&R Special Steel Company (Lockbox)
PNC Bank	Pittsburgh, PA	OH&R Special Steel Company Collection Account
PNC Bank	Pittsburgh, PA	OH&R Special Steel Company Controlled Disbursement Account

Investment Accounts: None

SCHEDULE 8.11

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INFORMATION CERTIFICATE

Intellectual Property

1.	Company: Latrobe

(a)	Trademarks

The following federally registered trademarks:

Mark	Application No.	Filing Date	Registration No.	Registration Date

G.S.N. (Stylized)	71/482106	04/13/45	417324	10/23/45

STAMINAL	71/483227	05/11/45	417918	11/20/45

L.P.D.	71/474697	09/28/44	419971	03/19/46

LESCO	71/470616	05/25/44	428968	04/15/47

VDC (Block letters)	71/573781	02/12/49	560070	06/17/52

XL (Block Letters)	71/669893	07/13/54	603509	03/22/55

VISCOUNT	72/039650	10/28/57	666483	09/02/58

VISCOUNT 20 (Stylized)	72/026365	03/18/57	670490	12/02/58

VISCOUNT 44 (Block letters)	72/026366	03/18/57	670491	12/02/58

VAC-ARC	72/033250	07/05/57	671084	12/16/58

HEDERVAN (Block letters)	72/049500	04/11/58	674433	02/24/59

DYNAFLEX (Stylized)	72/044626	01/24/58	681694	07/14/59

LESCALLOY (Block letters)	72/062197	11/10/58	683538	08/18/59

BR-4 (Stylized)	72/100268	07/05/60	722498	10/10/61

L in Diamond in Square	72/143745	05/03/62	774374	08/04/64

THERM-I-VAC (Stylized)	72/182191	12/02/63	774843	08/11/64

DYNAMAX	72/283013	10/20/67	870335	06/03/69

BG42	73/026131	07/05/74	1000945	01/07/75

BEARCAT	73/767554	12/05/88	1560474	10/17/89

The following unregistered trademarks:

Tool, Die and High Speed Steels

Badger	Dynavan	Riptide
Brickmold	E. No. 1	Saxman-6R
Cascade	GSN-Mo	Select B

Chipper Knife	HW-108	Stark
CLW	Kelvan	Super Cobalt
CM-50	Koncor	Tatmo
CM-52	Lanark	Tatmo Cobalt
CO06	Lescowear	Tatmo-V
Corsair	Magnadie	Tatmo-VN
Crusader	Mazeman	TNW
Dart	MGR	Whitebear
Double Six	Montana	XL Chisel
Dycast No. 1	Olympic	440 N-Die
440C Air Melt

Specialty Alloy Steels

Lescalloy® HP 9-4TM-30 VAC-ARC®	Nitralloy NTM VAC-ARC®
Nitralloy 135TM Modified VAC-ARC®	CBS-50 NiLTM VIM-VAR
CBS-600TM VIM-VAR	440 N-DURTM
CSS-42LTM

(b)	Patents - The patents attached hereto as Exhibit 8.11

(c)	Copyrights

(i)	Owned: None

(ii)	Licensed: None

(d)	Other: Domain Names (Latrobe, d/b/a Latrobe Specialty Steel Co.)

koncor.biz

koncor. info

koncordrillrod.com

koncorflatground.com

koncorspecials.com

koncortoolbits.com

latrobesteel.com

(e)	License Agreements:

Software Licenses

(i)	Purchase and Support Agreement between OH&R Special Steels, Inc. [sic] and Intrix Systems Group Inc. effective as of November, 1997.

(ii)	License Agreement between Taxware, a division of govONE Solutions, LP and Latrobe Steel Company dated May 28, 1998 and amended December 20, 2004 and Addendum.

(iii)	Authorized Affiliate Agreement between Timken Latrobe Steel and SAP America, Inc. dated November 20, 1998.

(iv)	Software License Agreement between The Timken Company and Intellection Inc. i2 Technologies US, Inc. dated April 13, 1994 and amended March 29, 1996, April 17, 1996 and June 22, 2004.

(v)	Sales, Software License and Services Agreement between The Timken Co and Kronos Incorporated dated October 28, 2005, as amended by that Amendment to Kronos Sales, Software License and Services Agreement dated November 8, 2006. (for Workforce Connect).

(vi)	License Agreement between Kronos Incorporated and Latrobe Specialty Steel Company dated March 30, 2007.

(vii)	SAP America, Inc. Software and user License Agreement dated July 20, 2007 and amended December 14, 2007.

(viii)	Master maintenance and sales agreement between IKON and Latrobe Steel Company dated April 19, 2007.

(ix)	License Agreement between Symantec and Latrobe Steel Company dated August 1, 2007.

(x)	Software License Agreement between Black Berry Enterprise and Latrobe Steel Company dated May 1, 2007.

Other Licenses

(xi)	A license agreement between Latrobe Steel Company and Carnegie Mellon University dated July 20, 2007 with respect to CMU’s martensitic stainless steels technology for potential use in the manufacture of aircraft landing gear.

(xii)	Proprietary Production Agreement between Timken Latrobe Steel Company and Firth Rixson Special Steels dated January 1, 2006 thru December 31, 2008.

(xiii)	There is an unsigned copy of a Trademark License Agreement between SPS Technologies, Inc. and Latrobe Steel Company re Aerex bearing a date of July 9, 1996. The Company is in the process of determining whether it was ever signed. This Trademark License Agreement references a Patent License Agreement. To the knowledge of Latrobe, no such Patent License Agreement exists.

(xiv)	A license agreement between Latrobe Specialty Steel Company and QuesTek Innovation LLC dated October 20, 2007 whereby Latrobe acquired a non-exclusive non-transferable license of certain nanostructured high-strength structured stainless steels.

2.	Company: OH&R

(a)	Trademarks: None

(b)	Patents: None

(c)	Copyrights: None

(d)	Other: None

(e)	License Agreements: None

3.	Company: Toolrock

(a)	None

(b)	Patents: None

(c)	Copyrights: None

(d)	Other: None

(e)	License Agreements: None

EXHIBIT 8.11

Latrobe Steel Company

Patent Report by Invention

COUNTRY	REFERENCE#		TYPE	FILED	SERIAL#	ISSUED	PATENT	STATUS
	Next Action Due	(Original)
“Case Carborized Stainless Steel Alloy for High Temperature Applications”
UNITED STATES	931033		NEW	12/23/1993	08/174,180	6/13/1995	5,424,028	ISSUED
	8/13/2006		3RD MA/NT FEE DUE
GERMANY	971424		DCA	11/7/1994	DE69405375.9	9/3/1997	69405375.9	ISSUED
EUROPEAN PATENT CO	940972		CEQ	11/7/1994	94308179.4	9/3/1997	EP 0684342	ISSUED
FRANCE	971423		DCA	1117/1994	94308179.4	9/3/1997	EP 0684342	ISSUED
UNITED KINGDOM	971425		DCA	11/7/1994	n/a	9/3/1997	EP 0664342	ISSUED
SWEDEN	971426		DCA	11/7/1994	n/a	9/3/1997	EP 0664342	ISSUED
JAPAN	940973		CEQ	12/22/1994	318939/1994	11/21/1997	2,719,892	ISSUED

“Improved Chromium Hot Work Steel”
UNITED STATES	91070		NEW	7/31/1991	07/738,805	5/4/1993	5,207,843	ISSUED
1“Nickel-Cobalt Base Alloy”
UNITED STATES	86552-FBZ		CON	8/6/1988	893,834	1/3/1989	4,795,504	ISSUED
ISRAEL	88835		CEQ	10/5/1988	87927	11/19/1992	87,927	ISSUED
SWEDEN	88838		CEQ	10/8/1988	880a535-6	7/15/1991	8803655-5	ISSUED

“Nickel-Cobalt Based Alloy”
UNITED STATES	980777		NEW					PROPOSED

SCHEDULE 8.12

to

INFORMATION CERTIFICATE

Subsidiaries; Affiliates; Investments

1.	Subsidiaries (More than 50% owned by Company indicated)

Company	Subsidiary	Jurisdiction of Incorporation	Percentage Owned
Toolrock	Latrobe	Pennsylvania	100%
Latrobe	OH&R	Delaware	100%
Latrobe	Latrobe Specialty Steel Europe, Inc.	Delaware	100%

2.	Affiliates (Less than 50% Owned by Company) None.

3.	Affiliates (Subject to common ownership with Company)

Company	Affiliate	Jurisdiction of Incorporation of	Parent	Percentage of Affiliate Owned
OH&R	Latrobe Specialty Steel Europe, Inc.	Delaware	Latrobe	100%

4.	Shareholders (Only holders with more than 10%)

Company	Shareholders	Jurisdiction of Incorporation of Shareholder	Percentage of Company Owned
Toolrock Latrobe	Toolrock Investments, LLC Toolrock	Delaware Delaware	93.62%[2] 100%
OH&R	Latrobe	Pennsylvania	100%
Latrobe Specialty Steel Europe, Inc.	Latrobe	Pennsylvania	100%

[2]

Toolrock Investments, LLC owns 93.62% of all Capital Stock of Toolrock Holding, Inc. on a fully–diluted, as-converted basis, 94.08% of all outstanding Capital Stock on an as-converted basis, and 98.73% of all Series A Convertible Participating Preferred Stock outstanding.

SCHEDULE 8.13

to

INFORMATION CERTIFICATE

Labor Matters

Timken Latrobe Steel and United Steelworkers of America (May 15, 2002)

Latrobe and International Brotherhood of Teamsters Local No. 247 (April 1, 2006)

Latrobe and the International Brotherhood of Teamsters (April 1, 2001)

Timken Latrobe Steel and United Steelworkers of America AFL-CIO (May 15, 2002) - Pension Agreement

Timken Latrobe Steel and United Steelworkers of America AFL-CIO (May 15, 2002) - Insurance Agreement

Timken Latrobe Steel and United Steelworkers of America AFL-CIO (May 15, 2002) - Supplemental Unemployment

Benefit Agreement

Timken Latrobe Steel and United Steelworkers of America AFL-CIO (May 15, 2002) - 401(k) Agreement

Latrobe and International Brotherhood of Teamsters (April 1, 2002)

Latrobe and International Brotherhood of Teamsters (April 1, 2006)

Latrobe and the International Brotherhood of Teamsters (April 1, 2006) - Insurance Agreement

SCHEDULE 9.9

to

INFORMATION CERTIFICATE

Existing Indebtedness

1.	Primary Debt

A.	Credit Card Purchase Program with PNC Bank, National Association, with a maximum credit of $100,000.

2.	Guarantees

A.	Primary Guaranty Agreement of Latrobe in favor of The Director of Development of the State of Ohio, The Provident Bank (as Trustee) and Western Reserve Port Authority dated June 1, 2000.

B.	Security Agreement between OH&R and The Director of Development of the State of Ohio dated June 1, 2000.

C.	Sublease Agreement between OH&R and Western Reserve Port Authority dated June 1, 2000.

D.	First Amendment and Supplement to Financing Agreements between Director of Development of the State of Ohio, Western Reserve Port Authority, The Provident Bank, County of Trumbull, Ohio, OH&R Special Steels Company, dba Timken Latrobe Steel Distribution, Latrobe Steel Company and The Timken Company dated November 1, 2001.

E.	In connection with that certain Consent and Release (the “Consent”) dated as of December 8, 2006, by and among The Director of Development of the State of Ohio, The Huntington National Bank, as successor trustee to The Provident Bank (the “Trustee”), Western Reserve Port Authority, the Seller and Latrobe, Latrobe is required to deliver a supporting letter of credit in an amount not less than 25% of the aggregate principal balance of the Bonds (as defined in the Consent) and the State 166 Amount (as defined in the Consent) outstanding from time to time to the Trustee on or around May 1, 2009 if Latrobe does not achieve positive net income in accordance with GAAP and a net worth of $30,000,000. The current amount of the letter of credit issued for the account of the Seller is approximately 1,800,000.00 and such amount is based upon the formula set forth above with respect to the potential letter of credit to be issued for the account of Latrobe.

SCHEDULE 9.10

to

INFORMATION CERTIFICATE

Loans and Advances

None.

EXHIBIT D

TO

LOAN AND SECURITY AGREEMENT

Compliance Certificate

To: Wachovia Bank, National Association,

as Agent

301 South College Street

Charlotte, North Carolina 28202

Attention: Portfolio Manager-Latrobe

Ladies and Gentlemen:

I am a duly elected Responsible Officer of Latrobe Steel Company, a Pennsylvania corporation (“Latrobe”), and OH&R Special Steels Company, a Delaware corporation (“OH&R”, and together with Latrobe, each individually a “Borrower” and collectively, “Borrowers”. Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated March         , 2008, by and among Wachovia Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates and the other parties thereto (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

I hereby certify to you, on behalf of the Borrowers and the Guarantors, and without assuming any personal liability, pursuant to Section 9.6 of the Loan Agreement as follows:

1. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

2. The review described in Section 1 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 2 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

3. Based on the review described in Section 1 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you or set forth in the Financing Agreements.

D-l

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services in a manner that is materially adverse to the rights of the Lenders or the Agent under the Financing Agreements, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor in each case, except as set forth on Schedule III attached hereto.

4. Attached hereto as Schedule IV are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17, 9.18 and 9.19 of the Loan Agreement for such fiscal month.

The foregoing certifications are made and delivered this day of                 , 20    .

Very truly yours,

By:
Title:

D-2

EXHIBIT E

TO

LOAN AND SECURITY AGREEMENT

Commitments

Lender	Tranche A Commitment[1]	Tranche B Commitment	Total Commitment	Percentage
Wachovia Bank, National Association	$39,375,000	$5,625,000	$45,000,000	22.5%
Wells Fargo Foothill, LLC	$35,000,000	$5,000,000	$40,000,000	20.00%
PNC Bank, National Association	$19,687,500	$2,812,500	$22,500,000	11.25%
RZB Finance LLC	$19,687,500	$2,812,500	$22,500,000	11.25%
LaSalle Business Credit, LLC	$19,687,500	$2,812,500	$22,500,000	11.25%
U.S. Bank National Association	$17,500,000	$2,500,000	$20,000,000	10.00%
National City Business Credit, Inc.	$15,312,500	$2,187,500	$17,500,000	8.75%
Sovereign Bank	$8,750,000	$1,250,000	$10,000,000	5.00%

TOTAL:	$175,000,000	$25,000,000	$200,000,000	100.00%

(1)

[1]

Each Lender’s Tranche A Commitment will automatically increase dollar for dollar by each permanent reduction of such Lender’s Tranche B Commitment as a result of a reduction in the Tranche B Loan Limit.

E-1

EXHIBIT F

to

LOAN AND SECURITY AGREEMENT

FORM OF REVOLVING NOTE

REVOLVER NOTE

$	Date: , 200

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby promise to pay to              (the “Lender”), in accordance with the provisions of the Loan Agreement (as hereinafter defined), the lesser of (i) the principal amount of              Dollars ($             ) or (ii) the aggregate unpaid principal amount of all Revolving Loans made to the Borrowers by the Lender under the Loan and Security Agreement, dated March     , 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” capitalized terms used, but not defined herein, are used herein as therein defined), among the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Wachovia Bank, National Association, as Agent (in such capacity, “Agent”), and the other parties thereto.

This Revolving Note is payable at such times and in such amounts as provided in the Loan Agreement. The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date such Revolving Loan is made until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement. Except as otherwise provided in Section 2.1(b) of the Loan Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to Agent for the account of the Lender in U.S. Dollars in immediately available funds at Agent’s office.

This Revolving Note is one of the promissory notes referred to in Section 6.14 of the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guarantee, dated March     , 2008, by Borrowers and Toolrock Holdings, Inc. in favor of Agent, and is secured by the Collateral. The Lender may attach schedules to this Revolving Note and endorse thereon the date and amount of its Revolving Loans and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

[SIGNATURES ON FOLLOWING PAGE]

F-1

This Revolving Note shall be governed by and construed in accordance with the laws of the State of New York.

LATROBE STEEL COMPANY

By:
Name:
Title:

OH&R SPECIAL STEELS COMPANY

By:
Name:
Title:

F-2

SCHEDULE 1.42

to

LOAN AND SECURITY AGREEMENT

Equity Investors

HHEP-Latrobe, L.P.

Watermill-Toolrock Partners, L.P.

Sankaty Advisors, LLC

SCHEDULE 1.51

to

LOAN AND SECURITY AGREEMENT

Existing Lenders

PNC Bank, National Association

LaSalle Business Credit, LLC

Fifth Third Bank

Sovereign Bank

The CIT Group/Business Credit, Inc.

The Huntington National Bank (successor by merger to Sky Bank)

First Commonwealth Bank

U.S. Bank National Association

RZB Finance LLC

National City Business Credit, Inc.

Wachovia Bank, National Association

TD Banknorth, N.A.

E*Trade Bank

2

SCHEDULE 1.52

to

LOAN AND SECURITY AGREEMENT

Existing Letters of Credit

1.	Irrevocable Standby Letter of Credit No. 18104075-00-000 issued by PNC Bank, National Association dated December 8, 2006, as amended on March 1, 2007, and extended on February 11, 2008, in the original face amount of $283,589 for the benefit of the Pennsylvania Department of Environmental Protection.

2.	Irrevocable Standby Letter of Credit No. 18104076-00-000 issued by PNC Bank, National Association dated December 8, 2006, as amended on November 6, 2007, in the original face amount of $618,500 in connection with the State of Ohio’s State Economic Development Revenue Bonds (Ohio Enterprise Bond Fund), Series 2000-2, for the benefit of Huntington National Bank, as Indenture Trustee.

3

SCHEDULE 1.59

to

LOAN AND SECURITY AGREEMENT

Freight Forwarders

US FORWARDERS DESIGNATED BY THE BORROWERS

A. Hartrodt (USA) Inc.

Lynbrook, New York 11563

Phone: 516-203-3111

Contact: Mike Moreno

Alpha International

510 Thornall Street, Suite 390

Edison, New Jersey 08837

Phone: 908-527-6900

Contact: James Ullmann

Import Logistics Inc

1005 N. Commons Drive

Aurora, Illinois 60504

Phone: 630-851-2111

Contact: Linda Edwards, Mary Arnobit

US FORWARDERS DESIGNATED BY THE BORROWERS’ CUSTOMERS

A. Hartrodt (USA) Inc.

777 Sunrise Highway, Suite 204

Lynbrook, New York 11563

Phone: 516-203-3111

Contact: Mike Moreno

Bax Global Express

Coraopolis, Pa 15108

Phone: 412-631-6009

Contact: Cristy Varli

Concordia International

Folcroft, Pa 19032

Phone: 800-621-8558

Contact: Anita Dambrowski

4

Conterm

C/O Vanguard Logistics

300 Middlesex Avenue

Carteret, New Jersey 0708

Phone: 732-661-4168

Contact: Dieter Plompen

DHL Global Forwarding

508 McCormick Drive

Glen Burnie, Maryland 21061

Phone: 410-424-4362

Contact: Sadiq Farouq

Eagle Global Logistics

93 Spring Run Road Ext, Bldg #5

Pittsburgh Airport Industrial park

Coraopolis, Pa 15108

Phone: 724-457-1400

Contact: Robert Stewart

Ibex International Forwarding Corp

132 Nassau Street

New York, New York 10038

Phone: 2112-233-4137

Contact: Manny San Antonio

IJS Global

52 Fadem Road

Springfield, New Jersey 07081

Phone: 973-467-5516

Contact: Karen Hurtwitz

Interglobal Forwarding SVC

Bayonne, New Jersey 07002

Phone: 201-339-1600

Contact: Seeta Sookdeo

5

SCHEDULE 1.106

to

LOAN AND SECURITY AGREEMENT

Permitted Holders

(a) HHEP-Latrobe, L.P. and any of its Control Investment Affiliates;

(b) Watermill-Toolrock Partners, L.P. and any of its Control Investment Affiliates; and

(c) for the purpose of clauses (b) and (c) of the definition of Change of Control only, Sankaty Advisors, LLC and any of its Control Investment Affiliates; provided that in determining the percentages of the voting power of the total outstanding Voting Stock of Parent owned by the Permitted Holders, the amount of such Voting Stock owned by the entities listed in this paragraph (c) shall not exceed sixteen percent (16%).

For purposes of this Schedule 1.105, “Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

6

SCHEDULE 9.7

to

LOAN AND SECURITY AGREEMENT

Assets Permitted to be Sold

Certain assets of Latrobe Steel Company (d/b/a Koncor Industries), located at the Wauseon, Ohio facility, related to flat ground stock, drill rod and tool bit products and the manufacturing processes, including cutting and grinding.

SCHEDULE 9.8(k)

to

LOAN AND SECURITY AGREEMENT

Certain Equipment Subject to Liens

5 Magnet Lifts

Rework P&H Crane

12 Pallet Racks

2 Lifts & Conveyor System-Bar Pulls

6 Lift Tables for Bandsaws

6 Storage Racks-Maint Dept

Racks-Storage Room

Jarke Racks Relocation

4 Cantilever Racks

Pallet Racks-CNC Dept

Clymer Racks-39 Double 31 Single

Horiz Prod Mill w/ Fixtures